Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

AGILENT TECHNOLOGIES, INC.,

JACKSON ACQUISITION CORP.

AND

STRATAGENE CORPORATION

APRIL 5, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 5, 2007 (the “Agreement Date”) by and among Agilent Technologies, Inc., a Delaware corporation (“Acquiror”), Jackson Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Stratagene Corporation, a Delaware corporation (the “Company”).

RECITALS

A.      The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware.

B.      The Boards of Directors of Acquiror, Merger Sub and the Company (including an independent special committee of the Board of Directors of the Company (the “Special Committee”)) have determined that the Merger and the related transactions contemplated by this Agreement are in the best interests of their respective companies and stockholders and have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.  The Board of Directors of the Company, following the unanimous recommendation of the Special Committee, has determined to recommend to the stockholders of the Company the adoption of this Agreement.

C.      Concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquiror’s willingness to enter into this Agreement, the Principal Stockholder is executing and delivering to Acquiror Voting Agreements substantially in the form attached hereto as Exhibit B (the “Voting Agreement”) under which such Principal Stockholder agrees to vote all shares of the Company’s capital stock beneficially owned by it in favor of adoption of this Agreement and the other transactions contemplated hereby and to give Acquiror an irrevocable proxy to do the same.

D.      Concurrently with the execution and delivery of this Agreement, the Company and Catalyst Assets LLC, a Delaware limited liability company (“Catalyst”), are entering into (i) an Asset Purchase Agreement substantially in the form attached hereto as Exhibit C (including all schedules and exhibits attached thereto, the “Asset Purchase Agreement”), pursuant to which the Surviving Corporation will sell, transfer and assign to Catalyst and Catalyst will purchase and assume from the Surviving Corporation certain assets and liabilities relating to the Transferred Business, to become effective at 12:01 a.m., Pacific Standard Time, on the first Business Day following the Effective Time, (ii) the license agreement substantially in the form attached hereto as Exhibit D (including all schedules and exhibits attached thereto, the “License Agreement”) pursuant to which the Surviving Corporation and Catalyst will each license to the other the right to use certain intellectual property, to become effective at 12:01 a.m., Pacific Standard Time, on the first Business Day following the Effective Time (the agreements and transactions described in clauses (i) through (ii) being referred to herein collectively as the “Divestiture”).

E.       Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Acquiror Common Stock” means the Common Stock, $0.0001 par value per share, of Acquiror.

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Alternative Transaction” means with respect to the Company, any of the following transactions (other than the Merger):  (a) any acquisition or purchase from the Company by any Person or Group of more than a 20% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning securities representing 20% or more of the total outstanding voting power of the Company, or any merger, consolidation, business combination, share exchange or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (b) any sale, lease, exchange, transfer, license or disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing 20% or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries taken as a whole; (c) any liquidation or dissolution of the Company; or (d) any extraordinary dividend, whether of cash or other property.

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest (whether binding or non-binding), or any public announcement of an intention to make any offer, inquiry, proposal or indication of interest, to the Company or Company Stockholders relating to an Alternative Transaction.

“Antitrust Filings” means notification and report forms relating to the transactions contemplated by this Agreement filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction.

“Antitrust Laws” means federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Balance Sheet Date” means December 31, 2006, the date of the Company Balance Sheet.

“Business Day” shall mean a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in San Francisco, California.

“Cash Amount Per Share” means $10.94.

“Change of Recommendation” means the withholding or withdrawal of, or the amendment, qualification or modification in a manner or in substance adverse to Acquiror or Merger Sub, of any of the Company Board’s, the Special Committee’s or any other Company Board committee’s recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to the Company Stockholders, a failure of the Company Board, the Special Committee and any other Company Board committee to recommend that Company Stockholders reject such tender or exchange offer.

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” means a time and date to be specified by the parties after the satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the Company’s audited balance sheet as of December 31, 2006 included in the Company Financial Statements.

“Company Board” means the board of directors of the Company.

“Company Business” means the business of the Company and the Company Subsidiaries, taken as a whole, as presently conducted and presently proposed to be conducted.

“Company Capital Stock” means the capital stock of the Company.

“Company Charter Documents” means the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of the Company, each as amended to date.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, pensions, lump-sum death benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“Company ESPP” means Stratagene Corporation Employee Stock Purchase Plan of the Company.

“Company Optionholders” means the holders of Company Options.

“Company Option Plans” means the Stratagene Corporation 2006 Equity Incentive Award Plan, The Year 2000 Stock Option Plan of Stratagene Corporation, as amended and restated, The 2004 Independent Directors Option Plan of Stratagene Corporation, the Hycor Biomedical Inc. 2001 Stock Option Plan, the Hycor Biomedical Inc. 1992 Incentive Stock Plan and the Hycor Biomedical Inc. Nonqualified Stock Option Plan for Non-Employee Directors, collectively.

“Company Options” means options to purchase shares of Company Common Stock granted or assumed by the Company, whether or not under the Company Option Plans.

“Company Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of the Company.

“Company Product or Service” means each of the products and services currently produced, manufactured, marketed, licensed, sold, distributed or performed by or on behalf of the Company and the Company Subsidiaries and each product and service currently under development by the Company or any Company Subsidiary.

“Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Confidentiality Agreement” means that Mutual Confidential Disclosure Agreement between Acquiror and the Company, dated as of December 15, 2006.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation or undertaking (including subcontracts, leases, subleases, licenses, sublicenses, mortgages, notes, guarantees, indentures, warranties, guarantees, insurance policies, benefit plans and purchase orders).

“Debt” means the outstanding amount of (a) indebtedness for borrowed money, (b) amounts owing as deferred purchase price for the purchase of any property, (c) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (d) accounts payable to trade creditors and other accrued expenses, in each case not arising in the ordinary course of business, (e) amounts owing under any capitalized or synthetic leases, (f) obligations secured by any Encumbrances, (g) commitments or obligations to assure a Person against loss (including contingent reimbursement obligations under letters of credit), and (h) guarantees or sureties with respect to any indebtedness or obligation of a type described in clauses (a) through (g) above of any Person, in each case, of the Company and/or any Company Subsidiary.

“Delaware Law” means the Delaware General Corporation Law.

“delivered” means, with respect to any statement in Article 2 of this Agreement to the effect that any information, document or other material has been “delivered” to Acquiror or its representatives, that such information, document or material was:  (A) made available for review by Acquiror or its representatives in the virtual data room set up by the Company in connection with this Agreement no later than 5:00 p.m. Pacific Time on the date two Business Days prior to the Agreement Date; (B) following advance written notice to Acquiror or its representatives that such information, document or material would not be made available pursuant to the foregoing clause (A), made available for review by Acquiror or its representatives in the physical data room set up by the Company in connection with this Agreement no later than 5:00 p.m. Pacific Time on the date two Business Days prior to the Agreement Date; or (C) actually delivered (whether by physical or electronic delivery) to Acquiror or its representatives no later than 5:00 p.m. Pacific Time on the date two Business Days prior to the Agreement Date.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company exercising appraisal rights pursuant to Section 262 of the Delaware Law in connection with the Merger.

“Divestiture Valuation” means the written valuation report relating to the Transferred Business and the rights granted to Catalyst in the Divestiture prepared by Navigant Capital Advisors, LLC.

“Documentation” means, collectively, laboratory notebooks, prototypes, samples, studies, summaries, research notes or logs, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other data, designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or Company Subsidiaries, whether in tangible or intangible form, whether owned by the Company or Company Subsidiaries or held by the Company or Company Subsidiaries under any licenses or sublicenses or similar grants of rights.

“DOL” shall mean the Department of Labor.

“Effective Time” means the time of the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Certificate of Merger).

“Employee” shall mean any current or former or retired employee, consultant or director of the Company or any Subsidiary of the Company.

“Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement or contract between the Company or any Subsidiary of the Company and any Employee.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Law” means any means any federal, state or local statute, law, regulation or other legal requirement (including without limitation principles of common law, directives, statutes, their implementing laws and regulations, related judicial and administrative orders and binding legal interpretations thereof) applicable to the Company or any of its Subsidiaries relating to pollution or protection of the environment, natural resources, human health or safety, including without limitation Applicable Laws relating to the generation, handling, use, presence, transportation, recycling, take-back, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of:  (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Hazardous Substance” means any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are listed, classified, characterized, defined or regulated as hazardous, biohazardous, dangerous, infectious, toxic, a pollutant or a contaminant, including without limitation petroleum, petroleum products or by-products, friable asbestos, biological agents, genetically engineered or modified materials, blood-borne pathogens, bacterial or fungal materials, medical waste, unused or “off-spec” products, any material or equipment containing radon or other radioactive materials or polychlorinated biphenyls.

“Hazardous Substances Activities” means the use, handling, transportation, distribution, sale, release or threatened release of, or remedial action concerning any Hazardous Substance, performed in connection with any of the Owned Real Property or Leased Real Property.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means, collectively, all industrial and intellectual property rights, throughout the world, including patents, patent applications, patent rights (including rights in or relating to registrations, renewals, extensions, combinations, divisions, continuations, continuations-in-part, additions, provisionals, substitutes, utility models, reexaminations, patents of addition, improvements and reissues), trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, methods, clinical data, chemical compositions or structures, proprietary processes and formulae, protocols, databases and data collections, customer lists, supplier lists, technology, software source code and object code, algorithms, assay components, biological materials, cell lines, apparatus, architectures, structures, images, layouts, development tools, research tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all tangible embodiments of the foregoing, including manuals, laboratory notebooks, prototypes, samples, studies, summaries, programmers’ notes, memoranda and records.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will have, has had or may have any liability, for the benefit of Employees who perform services outside the United States and their dependents.

“IRS” shall mean the Internal Revenue Service.

“knowledge”, (i) when used with respect to the Company, means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of Joseph Sorge, John Pouk, Nelson Thune, Steve Martin, Gavin Fischer and Dennis Fergusen and each of the directors of the Company after making reasonable inquiry of the other officers of the Company or its Subsidiaries charged with senior administrative or operational responsibility for such matters, and (ii) when used with respect to the Acquiror, means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of the executive officers of Acquiror after making reasonable inquiry of the other officers of Acquiror charged with senior administrative or operational responsibility for such matters.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means, with respect to such entity, any change, event, circumstance, development or occurrence (each, an “Effect”) that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided however that any adverse Effect to the extent arising out of or resulting from the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (a) changes in conditions in the United States or global economy or in capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such entity and its subsidiaries conduct business (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (c) changes proximately resulting from the announcement or pendency of the Merger, including changes with respect to the relationships, contractual or otherwise, of the Company with customers, suppliers, distributors, partners or employees; (d) any action taken by such entity with the prior written consent of the other parties; (e) changes in the trading volume or declines in the market prices of such entity’s capital stock or any failure to meet publicly announced revenue or earnings projections, in and of themselves (provided that such exclusion shall not in any way apply to any underlying Effect that may have caused any such change, decline or failure); (f) the existence of, or the terms of any settlement or judgment or license with respect to the pending litigation disclosed in the table in Schedule 3.7 of the Company Disclosure Letter, including the following pending cases: Applera Corp. v. Bio-Rad Laboratories, Inc. and MJ Research, Inc. and Stratagene Corporation (U.S. District Court for the District of Connecticut, Civil Action No. 3:04—cv—01881-RNC); Applera Corporation v. Stratagene Corporation (Landgericht Dusseldorf Regional Court, Dusseldorf, Germany, Case Number: 4 b O 418/04; Invitrogen Corporation v. Stratagene Corporation (U.S. District Court, Southern District of Maryland, Greenbelt Division — Civil Action No. 01-3566 DKC); Invitrogen Corporation v. BioCrest Manufacturing, L.P., Stratagene Holding Corp., and Stratagene (U.S. District Court, Western District of Texas, Austin Division — Civil Action No. A 01 CA 167 SS); Invitrogen Corporation v. Stratagene Holding Corp., and Stratagene, Inc., and BioCrest Manufacturing, L.P. (U.S. District Court for District of Maryland — Civil Action No. AW-01-1168) (previously 00-620), Invitrogen Corporation v. Stratagene (U.S. District Court for District of Maryland — Civil Action No. AW-94-2777), Stratagene California v. Bio-Rad Laboratories, Inc. et al (United States District Court for the Southern District of California - Civil Action No. 3:06-cv-02553) and Stratagene Corporation v. Bio-Rad Laboratories, Inc. (U.S. District Court for the District of Connecticut, Civil Action No. 3:04—cv—01881-RNC) (such pending cases, collectively, the “Current Litigation”); (g) any ability or failure of the Acquiror to obtain sufficient rights to the Intellectual Property that is the subject matter of the Current Litigation if such rights are necessary for the conduct of the Company Business; (h) the payment by the Company of amounts due or the provision of benefits to any officers or employees under the severance arrangements or employee benefit plans disclosed in Schedule 3.16(g) of the Company Disclosure Letter, which payment or provision of benefits arises from the consummation of the transactions contemplated by this Agreement; and (i) acts of war or terrorism or natural disasters, or fires or floods caused by any such natural disasters.

“Merger Sub Common Stock” means the Common Stock, $0.0001 par value per share, of Merger Sub.

“Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Encumbrances” means:  (a) statutory liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (c) statutory or common law liens to secure obligations to landlords, lessors or renters under lease or rental agreements incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable, or due but not delinquent, or being contested in good faith by appropriate proceedings; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable, or due but not delinquent, or being contested in good faith by appropriate proceedings; (e) encumbrances that do not materially impair the ownership or use of the assets to which they relate; and (e) with respect to securities, limitations on transfer imposed by federal or state securities laws.

“Person” means any natural person, corporation, company, limited liability company, general partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Principal Stockholder” means, collectively, Joseph A. Sorge, the J. A. Sorge Trust I, the J. A. Sorge Trust II, the J. A. Sorge Trust III, the J. A. Sorge Trust IV, the Joseph A. Sorge Charitable Remainder Trust and Biosense Partners, LP.

“Proxy Statement” means the proxy statement to be filed by the Company with the SEC in connection with the solicitation of proxies from Company Stockholders for the Company Stockholder Approval, as amended or supplemented.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company or Acquiror, as the case may be, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Proposal” means with respect to the Company, an unsolicited, written bona fide Alternative Transaction Proposal, which the Special Committee and the Company Board have each in good faith determined (after consultation with its outside legal counsel and financial advisor), taking into account, amongst other things, all legal, financial, regulatory, timing and other aspects of the proposal, the need for and contingency of any financing, the conditions to consummation of the proposal and the Person making the proposal, (a) is more favorable, from a financial point of view, to the Company Stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Acquiror in response to such Alternative Transaction Proposal), and (b) is reasonably likely to be consummated on the terms proposed; provided that, for purposes of this definition of “Superior Proposal” each reference to “20%” or “80%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Transaction Expenses” means all costs and expenses incurred in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Transferred Business” means the business of the Company being transferred to Catalyst, as reflected in the Asset Purchase Agreement and License Agreement.

“Unvested Company Option” means any Company Option that is not vested or exercisable under the terms of the Contract with the Company (including, without limitation, any stock option agreement) governing such Company Option and the terms of the applicable Company Option Plan.

“Vested Company Option” means any Company Option that is vested and exercisable under the terms of the Contract with the Company (including, without limitation, any stock option agreement) governing such Company Option and the terms of the applicable Company Option Plan.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

THE MERGER

2.1           Conversion of Shares.

(a)         Conversion of Merger Sub Common Stock.  At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

(b)         Conversion of Company Securities.

(i)            Company Common Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Cash Amount Per Share.  The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder.

(ii)           Vested Company Options with an Exercise Price Less than the Cash Amount Per Share.  Subject to the terms and conditions of this Agreement, at the Effective Time, each Vested Company Option with an exercise price per share of Company Common Stock that is less than the Cash Amount Per Share and that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (B) the Cash Amount Per Share, less the exercise price per share of Company Common Stock subject to such Vested Company Option; provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to such holder the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(ii).  The amount of cash each Company Optionholder is entitled to receive for the Company Options (other than Company Options with an exercise price equal to or greater than the Cash Amount Per Share) held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Options (other than Company Options with an exercise price equal to or in excess of the Cash Amount Per Share) held by such Company Optionholder.

(iii)          Vested Company Options with an Exercise Price Equal to or Greater than the Cash Amount Per Share. Subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, each Vested Company Option with an exercise price per share of Company Common Stock that is equal to or greater than the Cash Amount Per Share and that is issued and outstanding immediately prior to the Effective Time (an “Underwater Option”) by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), shall be cancelled and extinguished without any payment or other consideration or the issuance of any securities in exchange or substitution therefor.

(iv)          Unvested Company Options. Acquiror will not assume any Unvested Company Option.  Subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, each Unvested Company Option regardless of the exercise price of such Unvested Company Option, that is issued and outstanding as of immediately prior to the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof , shall be cancelled and extinguished without any payment or other consideration or the issuance of any securities in exchange or substitution therefor.

(v)           The Company shall cause the administrator of each of the Company Option Plans to take any actions necessary under the terms of such Company Option Plans to enable the treatment of the Company Options in the Merger as set forth in subclauses (ii) through (iv) of this Section 2.1(b).

(c)         Cancellation of Company-Owned Stock.  Notwithstanding Section 2.1(b), each share of Company Capital Stock held by the Company or any Company Subsidiaries immediately prior to the Effective Time shall, at the Effective Time, be cancelled and extinguished without any conversion thereof.

(d)         Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2           Effects of the Merger.  At and upon the Effective Time:

(a)         the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b)         the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law;

(c)         the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub, until thereafter amended as provided by Delaware Law;

(d)         the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e)         the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f)          the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

2.3           Tax Consequences and Withholding.

(a)         The parties intend that the Merger shall be treated as a Taxable purchase of securities of the Company pursuant to the Code.  However, Acquiror makes no representations or warranties to the Company or to any Company Securityholder regarding (i) the Tax treatment of the Merger or (ii) any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.  The Company and, by virtue of the Company Stockholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Stockholders, acknowledge that the Company and the Company Stockholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

(b)         Acquiror or Acquiror’s agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Company Securityholder, the amounts required to be deducted and withheld under the Code, or any other provision of Applicable Law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.

2.4           Further Assurances.  If, at any time before or after the Effective Time, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”)

referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates unless and to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosed exception), the Company represents and warrants to Acquiror as follows:

3.1           Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and authority to own, operate and lease its properties and to carry on the Company Business.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect.  The Company has delivered to Acquiror true and complete copies of the Company Charter Documents.  The Company is not in violation of the Company Charter Documents.

3.2           Company Subsidiaries.

(a)         Organization and Good Standing.  Schedule 3.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Subsidiaries.  Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Company Subsidiary has the requisite corporate, limited liability company or partnership power and authority, as applicable, to own, operate and lease its properties and to carry on its business as currently conducted and as presently proposed to be conducted.  Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing or licensed to do business, individually or in the aggregate with any such other failures, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole; without limiting the foregoing, each respective Company Subsidiary is so qualified or licensed and in good standing in each jurisdiction listed on Schedule 3.2(a) of the Company Disclosure Letter.  The Company has delivered to Acquiror true and complete copies of the currently effective Certificate of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date.  Each Company Subsidiary is not in violation of its Certificate of Incorporation or Bylaws (or other comparable charter documents), each as amended to date.

(b)         Ownership.  The Company is the direct or indirect owner of all of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary and all such shares or other equity interests are duly authorized, validly issued, fully paid and nonassessable.  All of the issued and outstanding shares of capital stock or other equity interest of each Company Subsidiary are owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances) and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any agreement to which such Company Subsidiary is a party or by which it is bound.  There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.  Other than the Company Subsidiaries set forth in Schedule 3.2(a) of the Company Disclosure Letter, the Company does not have any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person.  The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution to or on behalf of any other Person.

3.3           Power, Authorization and Validity.

(a)         Power and Authority.  The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to perform its obligations under this Agreement and to consummate the Merger and other transactions contemplated hereby. The Special Committee, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the members thereof, and following consideration of the terms and conditions of the Merger and this Agreement in conjunction with consideration of the terms of the Divestiture, the Divestiture Valuation and the Fairness Opinion, viewing such transactions as a whole, has (i) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the Merger, (iii) recommended the adoption of this Agreement by the Company Board, and (iv) recommended that the adoption of this Agreement be submitted to the Company Stockholders for consideration and that the Company Stockholders adopt this Agreement. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of all members of the Company Board, other than Joseph Sorge who abstained from such vote, has (i) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the Merger, and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt this Agreement.  The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby under the Company Charter Documents, Applicable Law and any Contract to which such stockholders or the Company is a party.

(b)         No Consents.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, or any other Person (governmental or otherwise), is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger or the Divestiture, except for (i) the filing of the

Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the Company Stockholder Approval, (iii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws, (iv) the filing of a Notification of a Concentration pursuant to Sec 39 Para 1 of the German Act Against Restraints of Competition in connection with the Merger, (v) the filing with the SEC of the Proxy Statement and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of NASDAQ, and (vii) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, materially affect the Company and its Subsidiaries taken as a whole or the Company’s ability to consummate the Merger or the Divestiture.

(c)         Enforceability.  This Agreement has been duly executed and delivered by the Company.  Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding at law or in equity).

(d)         Takeover Laws.  The adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Board referred to in Section 3.3(a) constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger, and the transactions contemplated hereby the provisions of Section 203 of Delaware Law and represent the only actions necessary to ensure that Section 203 of Delaware Law do not and will not apply to the execution, delivery, or performance of this Agreement or the consummation of the Merger or other transactions contemplated hereby.  No other state takeover or other similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.4           Capital Structure of the Company.

(a)         As of the Agreement Date, the authorized capital stock of the Company consists solely of Fifty Million (50,000,000) shares of Company Common Stock, and Four Million (4,000,000) shares of Company Preferred Stock.  A total of 22,471,395 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding as of the Agreement Date.  As of the Agreement Date, the Company has reserved (i) an aggregate of 4,714,318 shares of Company Common Stock for issuance pursuant to the Company Option Plans (including shares subject to outstanding Company Options) and (ii) an aggregate of 1,000,000 shares of Company Common Stock for issuance pursuant to the Company ESPP.  As of the Agreement Date, (i) a total of 2,623,671 shares of Company

Common Stock are subject to outstanding Company Options, (ii) no shares of Company Capital Stock are subject to outstanding warrants, (iii) a total of 1,932,768 shares of Company Common Stock are reserved for future grant and issuance under the Company Option Plans (excluding shares subject to outstanding Company Options), and (iv) a total of 840,311 shares of Company Common Stock are reserved for future grant and issuance under the Company ESPP.  Except for such Company Options as set forth above (and any Company Options granted under the Company ESPP after the Agreement Date), there are no stock appreciation rights, stock units, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or Company Voting Debt or any securities or debt convertible into or exchangeable for Company Capital Stock or Company Voting Debt or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

(b)         All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal, preemptive right, right of repurchase or vesting condition and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts.  There is no Liability for dividends accrued and unpaid by the Company.  As of the Agreement Date, there are no shares of Company Common Stock held in treasury by the Company or any Company Subsidiaries.

(c)         Schedule 3.4(c) of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) each holder of outstanding Company Options that is not an employee of the Company or any Subsidiary (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar persons), (iv) the number of shares covered by such Company Option, (v) the term of such Company Option, (vi) the vesting schedule for such Company Option, and (vii) the terms of any accelerated vesting or exercisability of any Company Options, or any change in the price, exercise period, or other modifications in the terms of any Company Option, either in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company, the Surviving Corporation, Acquiror or any Subsidiary following the Merger or otherwise.  The terms of the Company Option Plans permit the conversion of the Vested Company Options into cash as provided in Section 2.1(b)(ii) of this Agreement, without the consent or approval of the holders of such Company Options, the Company Stockholders or otherwise.  The terms of the Company Option Plans permit the cancellation of Company Options as provided in Section 2.1(b)(iii) and Section 2.1(b)(iv) of this Agreement, without (A) the consent or approval of the holders of such Company Options, the Company Stockholders or otherwise, (B) the payment of any consideration to the holders of such Company Options and (C) acceleration of the exercise schedule or vesting provisions in effect for such Company Options.  All issued and outstanding Company Options were issued by the Company in material compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts and were not issued in material violation of and are not subject to any right of rescission, right of first refusal or preemptive right.  True and correct copies of the Company Option Plans and each agreement for each Company Option have been delivered by the Company to Acquiror, and such plans and agreements have not been amended, modified or supplemented since being delivered, and there are no agreements, understandings or commitments to grant additional Company Options or to amend, modify or supplement such plans or agreements in any case from those delivered.

(d)         Option Grant Practice.  All grants of Company Options are in material compliance with the terms of the applicable Company Option Plan under which such Company Options were granted and with Applicable Law. All Company Options have been properly accounted for in the Company’s financial statements and reported in compliance in all material respects with GAAP and applicable Tax requirements and the published rules and regulations of the SEC with respect thereto and, to the Company’s knowledge, there is no basis for any claim that the grant date of any Company Option is inaccurate or the exercise price thereof is improper.

(e)         Company Debt.  No bonds, debentures, notes or other Debt of the Company or any Company Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding as of the Agreement Date.  Schedule 3.4(e) to the Company Disclosure Letter accurately lists all Debt of the Company and Company Subsidiaries, including, for each item of Debt, the agreement governing the Debt.  All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing such Debt.

(f)          No Other Rights.   The Company Charter Documents do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any securities of the Company or any Company Subsidiary presently issued and outstanding or that may be subsequently issued.  The Company is not a party to any Contract regarding the voting of any outstanding securities of the Company (other than the Voting Agreement).

3.5           No Conflict.  Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or the Divestiture or any other transaction contemplated hereby or thereby:  (a) conflicts with, or requires any consent, approval or waiver of any Person pursuant to, or (with or without notice or lapse of time, or both) results in a right of termination, cancellation or acceleration of any obligation or loss of any benefit under or a breach, or violation of, or constitutes a default under (i) any provision of the Company Charter Documents or other comparable charter documents of any Company Subsidiary, each as currently in effect, (ii) subject to the consents, authorizations and filings set forth in Section 3.3(b), any Applicable Law applicable to the Company, any Company Subsidiary or any of their respective assets or properties, or (iii) any Company Material Contract (as defined in Section 3.12) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties are bound; or (b) will result in the creation of any material Encumbrance on any of the material properties or assets of the Company or any Subsidiary.

3.6           SEC Filings.

(a)         SEC Reports.  The Company has filed with the SEC all registration statements, prospectuses, reports, forms, schedules, certifications and other documents (including exhibits and all other items incorporated by reference therein) required to be filed or furnished by Company since April 29, 2004 (all such required registration statements, prospectuses, reports, forms, schedules, certifications and other documents (and all exhibits thereto and all other items incorporated by reference therein), including those that the Company may file subsequent to the Agreement Date, are referred to herein as the “Company SEC Documents”).  As of their respective filing dates (or, in the case of registration statements, as of the date of effectiveness), the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and the disclosure requirements of Rule 4350 of NASDAQ’s Corporate Governance Rules and (ii) did not at the time they were filed or became effective, as applicable (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing or effectiveness, as applicable) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein or incorporated by reference therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Document.  None of the Company Subsidiaries is subject to the reporting requirements of the Exchange Act.

(b)         Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), (i) complied, as of their respective dates of filing with the SEC, all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect as of the date of such filing, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of Company’s and the Company Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring period-end adjustments and may not contain footnotes).  Except as reflected in the Company Balance Sheet (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of any nature which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except (i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any Applicable Law, (ii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserves), and (iii) Liabilities for the Company’s Transaction Expenses.  The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financial Statements are consistent with such books and records.

(c)         Sarbanes Act.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Act.  To the Company’s knowledge, there are no other violations of the Company’s code of conduct, adopted pursuant to NASDAQ Rule 4350(n).  The Company has delivered to Acquiror complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, that have been submitted or made by any party to the Audit Committee of the Company Board since January 1, 2004 pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act.  The Company has delivered to Acquiror complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, made or submitted by any attorney representing the Company or any of its Subsidiaries to the Company’s chief executive officer, any supervising attorney or any committee of the Company Board, including any qualified legal compliance committee, as contemplated by the rules set forth in 17 CFR Part 205 with respect to any material violation.

(d)         Controls.  The Company has established and maintains and adheres to a system of internal accounting controls sufficient to provide reasonable assurances that except as would not be material to the Company and its Subsidiaries taken as a whole (i) transactions of the Company and the Company Subsidiaries are being executed only in accordance with appropriate authorizations of management and, where required by Applicable Laws or the Company’s code of conduct, by the Company Board, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in compliance with GAAP and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, and (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data.  To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of the Company Subsidiaries who have a role in the Company’s internal controls over financial reporting.  The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the Sarbanes Act with respect to such reports, and such controls are reasonably effective for this purpose. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes Act and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof.  The Company has established and maintains “internal control over financial reporting” (as defined in Rule13a-15 promulgated under the Exchange Act) and such internal control over financial reporting are effective based on the criteria issued by the Committee on Sponsoring Organizations of the Treadway Committee on “Internal Control-Integrated Framework.”

(e)         Off-Balance Sheet Arrangements.  Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including without limitation any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(f)          Amendments.  The Company has heretofore delivered to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.  No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Documents has been amended or modified, except for amendments or modifications so furnished or which have been filed as an exhibit to a subsequently dated Company SEC Document.  The Company has heretofore delivered to Acquiror a complete and correct copy of any comment letters or similar correspondence received by the Company from the SEC for the Company’s three prior fiscal years and current fiscal year.  The SEC has not provided comments to the Company in connection with any Company SEC Documents that to the Company’s knowledge remain unresolved and are material.  No investigation by the SEC or any other Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened.

(g)         Proxy Statement.  The information supplied by the Company for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein or incorporated by reference therein not misleading.  The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Stockholders, at the time of the meeting of Company Stockholders to consider the Company Stockholder Approval (the “Company Stockholders’ Meeting”), or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub that is contained in the Proxy Statement.

3.7           Litigation.  There is no action, suit, arbitration, mediation, proceeding or, to the Company’s knowledge, claim or investigation pending against the Company or any Company Subsidiary or any of their respective assets or properties (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator that is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened.  There is no judgment, decree, injunction or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary (or to the knowledge of the Company, against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary).  Neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.  There are currently pending no internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, option grant practices, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues (each, an “Internal Investigation”). The Company has delivered to Acquiror complete and correct copies of any written reports, submissions, correspondence, findings or other documentation with respect to any Internal Investigation, or a reasonably detailed summary of any such Internal Investigation to the extent that a written report with respect thereto was not or has not been prepared, whether such Internal Investigation is currently pending or was conducted in the past since January 1, 2003. To the Company’s knowledge, there is no basis for any person to assert a claim against the Company based upon:  (a) the Company’s entering into this Agreement or consummating the Merger or any of the transactions contemplated by this Agreement; or (b) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of Company Capital Stock or any rights as a Company Securityholder, including any option, warrant, preemptive right or right to notice or to vote, other than the rights of the Company Stockholders with respect to the Company Capital Stock shown as being outstanding in Section 3.4(a), the rights of Company Optionholders with respect to the Company Options shown as being owned by such Persons on Schedule 3.4(c) of the Company Disclosure Letter.

3.8           Compliance with Laws.

(a)         Applicable Laws.  The Company and each Company Subsidiary has materially complied, and is now in material compliance, with all material Applicable Laws.  Neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to materially comply, or is not in material compliance, with material Applicable Law. To the Company’s knowledge, (i) no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending, and (ii) no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.

(b)         Governmental Permits.  The Company and each Company Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any material violation of Applicable Law (“Governmental Permits”).  The Company and each Company Subsidiary has materially complied, and is now in material compliance, with all Governmental Permits, and all such Governmental Permits are valid and in full force and effect.  The Company has delivered to Acquiror true, correct and complete copies of each Governmental Permit that is material to the business of the Company and its Subsidiaries.  Neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.  None of the Governmental Permits that are material to the business of the Company and its Subsidiaries will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Merger or transactions contemplated hereby.

(c)         Third Party Manufacturing.  With respect to all third party manufacturers and suppliers of key raw materials used by the Company or its Subsidiaries (each a “Third Party Manufacturer”), the Company has inspected all Third Party Manufacturers and to its knowledge, each such Third Party Manufacturer:

(i)            has complied and is complying, in each case in all material respects, with all Applicable Laws, including Laws enforced by the FDA and any similar state or foreign regulatory or Governmental Entities;

(ii)           has all material permits to perform its obligations as a Third Party Manufacturer and all such permits are in full force and effect; and

(iii)          has not been debarred under the Federal Food, Drug and Cosmetic Act or similar law of any other jurisdiction or otherwise excluded from or restricted in any material respect manner from participation in, any government program related to pharmaceutical products and does not employ or use the services of any individual or entity that is or, during the time when such person or entity was providing services as a Third Party Manufacturer to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted.

(d)         Unlawful Payments.  Neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii)

made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other payment in violation of Applicable Law.

(e)         Export Control Laws.  The Company and each Company Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing:  (i) the Company and each Company Subsidiary has obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States; (ii) the Company and each Company Subsidiary is in compliance in all material respects with the terms of all applicable material export licenses or other approvals; (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such material export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s material export transactions that would reasonably be expected to give rise to any future claims; and (v) no consents or approvals for the transfer of material export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

(f)          NASDAQ.  The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on NASDAQ, including all applicable corporate governance rules and regulations.

3.9           Taxes.

(a)         Each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it and paid all Taxes shown to be due on such Tax Returns.  All such Tax Returns are true, correct and complete in all material respects.  The Company has delivered, or will deliver to Acquiror prior to the Closing, correct and complete copies of all Tax Returns filed (including all supporting work papers and official foreign government receipts for any Taxes paid to foreign Tax authorities), all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary.

(b)         The Company and each of its Subsidiaries has made adequate provision (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due.

(c)         The Company and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

(d)         None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There are no Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Permitted Encumbrances. To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(e)         Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person other than a member of the Company Group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.

(f)          The Divestiture will not trigger the recognition of any deferred gain or loss arising out of any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13.

(g)         Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(h)         Neither the Company nor any of its Subsidiaries has entered into any material agreement with or received any ruling from any Governmental Authority relating to Tax incentives or Tax holidays.

(i)          Neither the Company not any of its Subsidiaries has engaged in (i) a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or (ii) a transaction where disclosure was required under the Code or Treasury Regulations (or similar provision of state, local or foreign law) in order to avoid the application of penalties.

3.10         Real and Personal Properties.

(a)         The Company and each Company Subsidiary has (i) good and valid title to, or valid leasehold or sublease interests in all of their respective real property, and (ii) good and valid title to, or valid leasehold or other comparable contract rights in, all of their respective tangible assets and other personal properties that are material to the conduct of the Company Business, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, and (b) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Company SEC Documents.  Such assets are sufficient for the continued operation of the Company Business.  All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

(b)         Schedule 3.10(b) to the Company Disclosure Letter is a complete and correct list of (i) all real property and interests in real property owned by the Company or any

Company Subsidiary (each such property or interest, an “Owned Real Property”), and (ii) all real property leases, subleases, licenses, rights of entry or similar agreements related to the use or occupancy of real property to which the Company or any Company Subsidiary is a party (each such property or interest, a “Leased Real Property”). With respect to Owned Real Property, (A) the Company or the Company Subsidiary, as applicable, has good and valid fee title thereto, free and clear of all Encumbrances other than Permitted Encumbrances, (B) neither the Company nor such Company Subsidiary has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof of interest therein, and (D) there is no condemnation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting such Owned Real Property or any portion thereof or interest therein. With respect to Leased Real Property, (w) the Company or the Company Subsidiary, as applicable, has a valid leasehold/subleasehold interest in the respective real properties otherwise leased/subleased by it as lessee/sublessee, free and clear of all Encumbrances other than Permitted Encumbrances, and (x) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or collaterally assigned or granted any other security interest in any such leasehold/subleasehold estate or any interest therein.  The Company has delivered to Acquiror true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.  Each of such leases, subleases and other Contracts under which the Company and/or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property is a legal, valid and binding agreement, enforceable in accordance with its terms, and no material default has occurred, nor has there occurred any event which with notice, the passage of time, or both, would constitute a material default under such leases, subleases or Contracts.

(c)         The Company and its Subsidiaries are not in violation in any material respect of any material Applicable Laws regarding the operation of its Owned Real Property or Leased Real Property, nor has the Company or any of its Subsidiaries received any notice of material violation of any such Applicable Laws. To the Company’s knowledge, there are no Applicable Laws, covenants or restrictions, or any change contemplated therein, or any judicial or administrative action, or action by adjacent landowners, or natural or artificial conditions upon any such real property or any other facts or conditions which would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(d)         The personal property and equipment of each of the Company and each Company Subsidiary that are used in and material to the operations of their respective businesses are (i) in good operating condition and repair, subject to normal wear and tear, (ii) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (iii) free from any material defects,.

3.11         Absence of Certain Changes.  Since the Balance Sheet Date, the Company and its Subsidiaries have operated the Company Business in the ordinary course consistent with past practices, and since such date there has not been with respect to the Company or any Company Subsidiary any:

(a)         Material Adverse Change or any change, event, circumstance, development or occurrence that would reasonably be expected to result in a Material Adverse Change;

(b)         amendment or change in its Certificate of Incorporation or Bylaws (or other comparable charter documents);

(c)         incurrence, creation or assumption of (i) any material Encumbrance on any of its assets or properties (other than Permitted Encumbrances) (ii) any Debt, and (iii) any Liability as guaranty or surety with respect to the obligations of any other Person;

(d)         payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $150,000 for any single Liability to a particular creditor;

(e)         purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.14(a)) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

(f)          damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(g)         declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plans or applicable Contracts in connection with the termination of service of employees or other service providers);

(h)         material change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights) made to or with any of such officers, directors, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any material modification of any “nonqualified deferred compensation plan” of the Company or any of its Subsidiaries within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans of the Company or any of its Subsidiaries to any such Persons (other than routine expense advances to employees of the Company or any Company Subsidiary consistent with past practice), and neither the Company nor any Company Subsidiary has entered into any Contract to grant or provide (nor has granted or provided any) severance, acceleration of vesting or other similar benefits to any such Persons;

(i)          change or termination with respect to its management or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(j)          Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation, benefits and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(k)         execution of any Employment Agreements or service Contracts (other than employment offer letters for newly-hired employees and service Contracts, in each case in the ordinary course of business and that are immediately terminable by the Company or Company Subsidiary without cost or liability) or the extension of the term of any existing Employment Agreement or service Contract with any Person in the employ or service of the Company or any Company Subsidiary;

(l)          making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m)        entering into, amendment of, relinquishment, termination or nonrenewal by it of any Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any material default by it under such Contract (or other right or obligation), or any written notice by the other party thereto of any material problems with its services or performance under such Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Contract (or other right or obligation);

(n)         material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o)         entering into by it of any transaction, contract, agreement, arrangement, commitment or undertaking that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $150,000 or that is not entered into in the ordinary course of its business consistent with its past practices;

(p)         making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any Subsidiary;

(q)         except as required by GAAP, any material change in accounting methods or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies) or any material revaluation of any of its assets;

(r)          any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $100,000, or any material discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

(s)         commencement or settlement of any material litigation;

(t)          entry into any Contract that would be required to be disclosed as an off-balance sheet arrangement under GAAP; or

(u)         announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.12         Contracts, Agreements, Arrangements, Commitments and Undertakings.  Schedules 3.12(a)-(u) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of their respective assets or properties is bound (each a “Company Material Contract”):

(a)         any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(b)         any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $300,000 or more in any given 12-month period;

(c)         any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to manufacture, reproduce, sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology generating, or that is reasonably likely to generate, over the 12-month period from the date of this Agreement more than $300,000 in revenues for the Company or any of its Subsidiaries or that is otherwise material to the Company and its Subsidiaries taken as a whole;

(d)         any license, sublicense and other Contract to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property rights of a third party or has been assigned Intellectual Property developed for the Company by any third party (“Third Party IP Rights”), or receives the benefit of a license, covenant not to assert or other encumbrance of Third Party IP Rights, (i) (A) which Third Party IP Rights are used in, incorporated into, or integrated or redistributed with, any Company Product or Service, or (B) which Third Party IP Rights relate to, or are used in the development, manufacture, or compilation of any significant Company Product or Service, and, in either case, which results in, or is reasonably likely to result in, more than $300,000 in royalty, honoraria or license fee payments over the twelve month period from the date of this Agreement, (ii) where the failure of the Company to have such rights with respect to such third party Intellectual Property would, or would be reasonably likely to result in, Liabilities of the Company or subject the Company or its Subsidiaries to risk of claims or litigation which would be material to the Company and its Subsidiaries, taken as a whole, or (iii) that is otherwise material to the Company and its Subsidiaries, taken as a whole (a “Material Inbound IP License”);

(e)         any license, sublicense and other Contract to which the Company is a party and pursuant to which Company has authorized any third party to use Company-Owned IP Rights which (i) (A) grants a license to, covenants not to assert or otherwise encumbers any material components of or a significant portion of the Company’s patent portfolio, or (B) grants any third party the right to sublicense any of such Company-Owned IP Rights, in either case, which results in, or is reasonably likely to result in, more than $300,000 in royalty, honoraria or license fee payments to the Company over the twelve month period from the date of this Agreement,  or (ii) that is otherwise material to the Company and its Subsidiaries, taken as a whole (a “Material Outbound IP License”);

(f)          any partnership Contract or any Contract relating to the establishment or operation of a joint venture entity under shared control with a third party in which the Company or any of its Subsidiaries has invested equity and pursuant to which the parties collaborate or integrate operations to achieve a commercial objective;

(g)         any Contract, other than a license of intellectual property, that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party that (a) has resulted, or is reasonably likely to result, in payment(s) to or by the Company or any of its Subsidiaries of more than $300,000 in any given 12-month period or (b) is otherwise material to the Company and its Subsidiaries, taken as a whole;

(h)         any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(i)          any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(j)          any Contract that restricts it from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for its products, services or technologies (including most favored customer and cost plus a percentage pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential suppliers or customers; provided, however, that such Contract (a)  has resulted, or is reasonably likely to result, in payment(s) to or by the Company or any of its Subsidiaries of more than $300,000 in any given 12-month period or (b) is otherwise material to the Company and its Subsidiaries, taken as a whole;

(k)         any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(l)          any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person (other than licenses or other Contracts with customers entered into in the ordinary course of business providing for indemnification with respect to Intellectual Property or other customary business matters);

(m)        any Contract (i) in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(n)         any Contract pursuant to which it has acquired a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise since inception, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Company Subsidiaries); provided, however, that such Contract (a) has resulted, or is reasonably likely to result, in payment(s) to or by the Company or its Subsidiaries of more than $300,000 in any given 12-month period or (b) is otherwise material to the Company and its Subsidiaries, taken as a whole;

(o)         any Contract with a Governmental Authority or any Governmental Permit;

(p)         any Contract pursuant to which it has purchased any real property, or any Contract pursuant to which it is a lessor or lessee of any real property or personal property involving in excess of $75,000 per annum;

(q)         any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by it in connection with this Agreement and the transactions contemplated hereby;

(r)          any settlement or litigation “standstill” agreement, or any tolling agreement, under which the Company or any other Person has outstanding obligations; or

(s)         any other Contract which does not constitute a Contract of the type listed in clauses (a) through (r) of this Section 3.12 and that is material to the Company and its Subsidiaries, taken as a whole.

A true and complete copy of each agreement or document required by these subsections (a)-(t) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Letter has been delivered to Acquiror’s legal counsel.  All Company Material Contracts are in written form.

3.13         No Default; No Restrictions.

(a)         The Company or the applicable Company Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract.  Each of the Company Material Contracts is in full force and effect subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether considered at a proceeding at law or in equity).  Neither the Company nor any

Company Subsidiary is in default under any Company Material Contract and, to the Company’s knowledge, there is no event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (A) the right to exercise any remedy under any Company Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Company Material Contract, or (D) the right to cancel, terminate or materially modify any Company Material Contract.  Neither the Company nor any Company Subsidiary has received any written notice regarding any actual or alleged material violation or material breach of or material default under, or intention to cancel or modify, any Company Material Contract.

(b)         Except as listed in Schedule 3.12(j) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, and no material asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order or decree that restricts or prohibits, or purports to restrict or prohibit, the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company Business or restricting the prices which the Company or any Company Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

(c)         To the knowledge of the Company, with respect to any Contract with a Governmental Authority, there is neither an existing nor a reasonable basis for a: (i) civil fraud or criminal investigation by any Governmental Authority; (ii) qui tam action brought against the Company or any of the Company Subsidiaries under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of the Company Subsidiaries; (iv) claim or request by a Governmental Authority for a contract price adjustment based on asserted defective pricing, disallowance of cost or non-compliance with statute, regulation or contract; (v) dispute involving the Company or any of the Company Subsidiaries on such Contract, or (vi) claim or equitable adjustment by the Company or any of the Company Subsidiaries relating to such Contract.  Neither the Company nor any of the Company Subsidiaries has any Liability for renegotiation of government contracts or subcontracts.

3.14         Intellectual Property.

(a)         The Company and each Company Subsidiary (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of all Intellectual Property used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).  Such Company IP Rights are sufficient for such conduct of the Company Business.  As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are or are purportedly owned or exclusively licensed to the Company or any Subsidiary; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.

(b)         Except as provided in Schedule 3.14(b) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms:  (i) constitute a material breach of or default under any instrument, license or other Contract governing any material Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of any material Company IP Right or portion thereof.    After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.

(c)         Neither the operation of the Company Business nor the use, development, testing, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product or Service (i) violates (or will violate) any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates (or will infringe or misappropriate) any Intellectual Property right of any other party.  There is no pending or, to the Company’s knowledge, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to exercise any Company IP Right, nor to the Company’s knowledge is there any legitimate basis for any such claim.  Neither the Company nor any Company Subsidiary has received any notice asserting that the operation of the Company Business or the development, manufacture, marketing, licensing, sale, offering for sale, distribution or intended use of the Company Products or Services conflicts with or infringes (or will conflict with or infringe) the rights of any other party, nor to the Company’s knowledge is there any legitimate basis for any such assertion. Neither the Company nor any Company Subsidiary has received any notice from any third party offering a license under any such third party patents.  None of the Company-Owned IP Rights, Company-Licensed IP Rights, the Company Products or Services, the Company or any of the Company Subsidiaries is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company or any Company Subsidiaries of any Company-Owned IP Rights, any Company-Licensed IP Rights or any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights, Company-Licensed IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

(d)         No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  Neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(e)         The Company and each Company Subsidiary has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all confidential or non-public information included in the Company IP Rights.  All current and former officers, employees, consultants and independent contractors of the Company and any Company Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information to the Company or such Company Subsidiary (in the case of proprietary information of the Company’s or such Company Subsidiary’s customers and business partners, to the extent required by such customers and business partners); and copies of all forms of such agreements have been delivered to Acquiror’s legal counsel.  The Company has secured valid written assignments from all of the Company’s and the Company Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law.  No current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(f)          Schedule 3.14(f) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made throughout the world by or on behalf of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, including intent-to-use applications, and where applicable the jurisdiction in which each of the items of the Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company IP Rights (collectively, the “Company Registered IP Rights”).  All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company or any Company Subsidiary are valid, enforceable and subsisting, and the Company or such Company Subsidiary is the record owner thereof.  Schedule 3.14(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

(g)         The Company and the Company Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.12(e) of the Company Disclosure Letter and Permitted Encumbrances).  The right, license and interest of the Company and the Company Subsidiaries in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than restrictions contained in the applicable license agreements with such third parties and Permitted Encumbrances).

(h)         Neither the Company nor any of the Company Subsidiaries has knowingly permitted the Company’s and the Company Subsidiaries’ rights in any material Company-Owned IP Rights to lapse or enter the public domain.

(i)          Neither the Company nor any Company Subsidiary nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party acting on its behalf to any party of any Company Source Code.  Schedule 3.14(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.  As used in this Section 3.14(i), “Company Source Code” means, collectively, any human readable software source code, or confidential manufacturing specifications or designs, or any material portion or aspect of the software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company or any Company Subsidiary.

(j)          To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary.

(k)         All Company Products or Services provided by or through the Company or any Company Subsidiary to customers, and all software developed by the Company or any Company Subsidiary and licensed by the Company or any Company Subsidiary to customers, on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.  The Company has delivered to Acquiror all Documentation and notes relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company.  The Company has a policy and procedure for tracking material errors and defects of which it becomes aware in any Company Products or Services.

(l)          No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company-Owned IP Rights.  No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any material Company IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(m)        Schedule 3.14(m) of the Company Disclosure Letter lists all Open Source Materials used by the Company or any Company Subsidiary in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and if so, how) the Open Source Materials were modified or distributed by the Company or any Company Subsidiary). As used in this Section 3.14(m), “Open Source Materials” means any software or other material that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge.   Open Source Materials includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.  The Company is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials.

(n)         Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Company Subsidiary with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such

Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

3.15         Certain Transactions and Agreements.  Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports, (a) none of the officers and directors of the Company or any Company Subsidiary and, to the knowledge of the Company, none of the stockholders of the Company or any Company Subsidiary, nor any immediate family member of an officer, director or stockholder of the Company or any Company Subsidiary, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded),  (b) to the knowledge of the Company, none of the officers, directors, employees or stockholders of the Company or any Company Subsidiary, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), none of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company or any Subsidiary, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquiror, and none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a stockholder under Applicable Law.

3.16         Employee Matters and Benefit Plans.

(a)         Schedule.  Schedule 3.16(a) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each International Employee Plan.  The Company does not have any plan and has made no commitment (in writing or otherwise) to establish, adopt or enter into any new Company Employee Plan or International Employee Plan, or to materially modify any Company Employee Plan or International Employee Plan (except to the extent required by Applicable Law or to conform any such Company Employee Plan or International Employee Plan to the requirements of any Applicable Law, or as required by this Agreement).

(b)         Documents.  The Company has delivered to Acquiror correct and complete copies of: (i) all documents embodying or governing each Company Employee Plan and International Employee Plan, including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan and International Employee Plan; (ii) in relation to each unfunded International Employee Plan, a description and a schedule of the liabilities under that International Employee Plan; (iii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, and each International Employee Plan (and if there is no such actuarial valuation, a description and a schedule of the funding position of the relevant Company Employee Plan or International Employee Plan); (iv) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (v) if any Company Employee Plan is funded, the most recent financial statements of the Company Employee Plan; (vi) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vii) the most recent IRS determination, opinion, notification and advisory letters, if any, with respect to any Company Employee Plan; (viii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all material correspondence to the Company from any governmental agency or from the Company to any governmental agency relating to any Company Employee Plan; (x) the three most recent plan years discrimination tests for each Company Employee Plan subject to non-discrimination testing under the Code; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c)         Employee Plan Compliance.  (i) Each Company Employee Plan and each International Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received (or was adopted using a prototype plan that received) a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent amendments to the Code, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) the Company has not engaged in any “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA,  that is not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), with respect to any Company Employee Plan; (iv) no event has occurred and no condition exists with respect to any Company Employee Plan that would reasonably be expected to subject the Company or any ERISA Affiliate to any material tax, fine, lien or penalty imposed by Applicable Laws, including, without limitation, ERISA or the Code; (v) there are no audits by any governmental agency pending, and no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or International Employee Plan or the assets of any Company Employee Plan or International Employee Plan; (vi) each Company Employee Plan (other than any Company Option Plan, the Company ESPP or any Company Option) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Acquiror, the Company or any of its ERISA Affiliates (other than liability for benefits accrued under such Company Employee Plan, accrued and unpaid contributions required under such Company Employee Plan and ordinary administration expenses); and (vii) to the knowledge of the Company and any ERSIA Affiliate,  neither the Company nor any ERISA

Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4978 and 4980 of the Code and neither the Company nor any Subsidiary of the Company or any ERISA Affiliate is subject to any material penalty or tax with respect to any International Employee Plan.

(d)         Pension Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(e)         Collectively Bargained, Multiemployer and Multiple Employer Plans.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Except as set forth on Schedule 3.16(e) of the Company Disclosure Letter, neither the Company, nor any ERISA Affiliate is currently maintaining, establishing, sponsoring, participating in or contributing to, nor, to the Company’s knowledge, has at any time ever maintained, established, sponsored, participated in, or contributed to, any multiple employer plan subject to Section 4063 or Section 4064 of ERISA or to any plan described in Section 413 of the Code.

(f)          No Post-Employment Obligations.  Except as set forth in Schedule 3.16(f) of the Company Disclosure Letter, no Company Employee Plan or International Employee Plan provides, or represents any liability to provide retiree health benefits to any person for any reason, except as may be required by COBRA or other Applicable Law, and, to the Company’s knowledge, the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by Applicable Law.

(g)         Effect of Transaction.  Except as set forth on Schedule 3.16(g) of the Company Disclosure Letter or expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, International Employee Plan, or loan agreement of the Company or any of its Subsidiaries with any Employee that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, or increase in benefits by the Company or obligation of the Company to fund benefits with respect to any Employee (other than distribution in the ordinary course of business consistent with past practice).

(h)         Employment Matters.  The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, or to the Company’s knowledge, threatened, claims or actions against the Company under any worker’s compensation policy or long-term disability policy (other than routine claims for benefits).

(i)          Labor.  No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened.  The Company does not know of any activities or proceedings of any labor union to organize any Employees.  Except as set forth in Schedule 3.16(i) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company.  Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Except as set forth in Schedule 3.16(i) of the Company Disclosure Letter, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.  The Company has notified in writing all affected employees of any announced plant or office closures located outside of the United Sates and all Applicable Laws relating to such closures have been complied with in contemplation of such closure.

(j)          International Employee Plans.  Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan, except where such compliance does not have and could not be reasonably expected to have a Material Adverse Effect on the Company.  Except as required by law, no condition exists that would prevent the Company or Acquiror from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).  Each International Employee that is required to be funded is fully funded, and with respect to all other International Employee Plans, adequate reserves have been established on the accounting statements of the Company or applicable Subsidiary.  Employer contributions to the International Employee Plans, including, but not limited to, the Central Provident Fund in Singapore, accrued as of the date of this Agreement and all outstanding and accrued insurance premiums payable in respect of the International Employee Plans have been paid in full as of the date of this Agreement, in each case to the extent they are required to have been paid.

(k)         Immigration Laws.  The Company has complied, in all material respects, with all Applicable Laws governing the employment of personnel by U.S. companies, the employment of non-U.S. nationals in the United States and the employment of non-U.S. national in countries outside of the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

(l)          Employee Information.  The Company has delivered to Acquiror in a format reasonably satisfactory to Acquiror a complete and correct list setting forth the names, positions and rates of compensation of all officers, directors, employees and consultants of the

Company, as of the Agreement Date, showing each such person’s name, positions, and annual remuneration (excluding accrued vacation, overtime and sick leave benefits), bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.  To the knowledge of the Company, no executive or key employee of the Company has any plans to terminate his or her employment with the Company.

3.17         Corporate Documents.  The Company has delivered to Acquiror for examination all documents and information listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following:  (a) copies of the Certificate of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Company Subsidiary; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each Company Subsidiary; and (c) all material permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company.  The books, records and accounts of the Company and the Company Subsidiaries are in all material respects true, complete and correct.

3.18         Advisor Fees.  Except for fees payable to  (a) Houlihan Lokey Howard & Zukin as set forth in the engagement letter between the Company and Houlihan Lokey Howard & Zukin dated March 25, 2007, and (b) Navigant Capital Advisors, LLC as set forth in the engagement letter between the Company and Navigant Capital Advisors, LLC dated March 21, 2007 (collectively, the “Engagement Letters”), true, correct and complete versions of which have been provided by the Company to Acquiror, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquiror will not incur any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate of the Transaction Expenses of the Company in connection with this Agreement or the Transactions contemplated hereby, other than the expenses payable pursuant to the Engagement Letters, is set forth on Schedule 3.18 to the Company Disclosure Letter.

3.19         Insurance.  The Company and the Company Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.19 of the Company Disclosure Letter.  Schedule 3.19 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since inception.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary is otherwise in material compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and neither the Company nor any Company Subsidiary has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.  Each of the Company and each Company Subsidiary has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.

3.20         Environmental Matters.

(a)         No real property (including soils, groundwater, surface water, buildings or other structures thereon or thereunder) currently or formerly owned, operated, used or occupied by the Company or any of its Subsidiaries has been contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the knowledge of the Company, prior to, the ownership or operation or use by the Company or any of its Subsidiaries, in each case that would be reasonably likely to require investigation and/or remediation pursuant to Environmental Law.  The Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has filed in the past, is not in the process of filing, has no filing pending, and neither the Company nor any of its Subsidiaries intends to file, any notice or report under any Environmental Law reporting a violation of any Environmental Law.  There is not now, and to the knowledge of the Company there has never been, in any Owned Real Property or Leased Real Property: (i) any underground storage tank or surface impoundment; (ii) any landfill or waste pile which either is or was used to dispose or store any Hazardous Substance or contains or contained a substantial volume of Hazardous Substances, except in compliance with applicable Environmental Laws; or (iii) any polychlorinated biphenyls.  To the Company’s knowledge, any asbestos containing material which is on or part of any Owned Real Property or Leased Real Property (excluding any raw materials used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law in any material respect.   Hazardous Substances Activities (i) have been conducted in compliance in all material respects with all applicable Environmental Laws, and (ii) have not resulted in the exposure of any person to a Hazardous Substance in a manner which has or could reasonably be expected to cause an adverse health effect to such person.  To the Company’s knowledge, there is no fact or circumstance which could reasonably be expected to involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or its Subsidiaries any environmental liability which would have a Material Adverse Effect.  The Company and its Subsidiaries have materially complied with all environmental disclosure obligations imposed upon the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has received any written notice, demand or request for information from any Governmental Authority or other third party indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or arising from Hazardous Substances.  Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Authority or is a party to any indemnity or any other agreement with any third party under any Environmental Law or otherwise relating to any Hazardous Substances.

(b)         The Company has delivered to Acquiror true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company pertaining to Environmental Law.

3.21         Customers and Suppliers.

(a)         Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any material customer or distributor and the Company has no knowledge of any material dissatisfaction on the part of any such customer or distributor.  Neither the Company nor any of the Company Subsidiaries has received any written, or the knowledge of the Company, oral notice from any material customer or distributor that such customer or distributor shall not continue as a customer or distributor of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer or distributor intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).  The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

(b)         Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any material supplier. The Company and the Company Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.22         Privacy.  Neither the Company nor any Company Subsidiary has collected any personally identifiable information from any third parties.  The Company and each Company Subsidiary has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) have been delivered to the Acquiror.  The Company’s and the Company Subsidiaries’ privacy policies are and have been available on the Company Websites (as defined below).  The Company’s and the Company Subsidiaries’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies.  The Company and each Company Subsidiary has complied with all Applicable Law in all material respects relating to (a) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company and the Company Subsidiaries (collectively, the “Company Websites”), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company and the Company Subsidiaries or by third parties having authorized access to the Company’s and the Company Subsidiaries’ records.  The Company’s and the Company Subsidiaries’ privacy policies conform, and at all times have conformed, in all material respects to all of the Company’s and the Company Subsidiaries’ contractual commitments to their customers and the viewers of the Company Websites.  Each of the Company Websites and all materials distributed or marketed by the Company and the Company Subsidiaries have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law in any material respect.  No claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of the Company Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or the Company Subsidiaries. With respect to all personal and user information described in this Section 3.22, the Company and the Company Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of the Company or any of the Company Subsidiaries, there has been no unauthorized access to or other misuse of that information.

3.23         Regulatory Matters.

(a)           Except as listed in Schedule 3.23(a) to the Company Disclosure Letter, there are no lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the federal Food and Drug Administration (“FDA”), the U.S. Department of Health and Human Services (the “HHS”), the Center for Medicare and Medicaid Services (the “CMS”), the Nuclear Regulatory Commission (the “NRC”), the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any similar or other state or foreign regulatory or Governmental Authority with oversight of the business of the Company and its Subsidiaries (collectively, “Regulatory Agencies”) that are pending or, to the knowledge of the Company, threatened against or relating to the Company, or any product marketed by or under clinical investigation conducted by or on behalf of the Company, (ii) during the past five years, there have been no product recalls, corrections or similar actions by the Company, (iii) neither the Company nor any of its officers, employees or agents has made an untrue statement of material fact or fraudulent statement to any of the Regulatory Agencies, or failed to disclose a material fact required to be disclosed to any of the Regulatory Agencies, (iv) there are no unresolved reports, warning letters, inspections or other documents received from or issued to the Company or, to the knowledge of the Company, to any other person by any of the Regulatory Agencies that indicate or suggest lack of compliance with applicable regulatory requirements by the Company or, to the knowledge of the Company, persons providing services for the Company’s benefit, (v) all applicable Company manufacturing operations have been and are being conducted in compliance with applicable current good manufacturing practice regulations, including those set forth in 21 C.F.R. Parts 210 and 211, (vi) the Company has not received any written notice that the FDA, the NRC or other regulatory agencies have commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Company product or withdrawn advertising or sales promotion materials or commenced, or threatened to initiate, any action to enjoin production at any facility at which any Company product is manufactured, (vii) as to each product currently manufactured and/or distributed by or on behalf of the Company, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Section 301 et seq., and all advertising and sales promotional materials of the Company are otherwise in material conformance with applicable regulations and FDA laws, policies and guidelines.  To the knowledge of the Company, the Company’s contractors are in substantial compliance with all applicable laws and regulations and have secured all material licenses, renewals and quotas from the each of the Regulatory Agencies necessary to their operations.

(b)           The Company is not debarred under the federal Food, Drug and Cosmetic Act (“FDCA”) and/or federal Foreign Corrupt Practices Act (“FCPA”) or otherwise excluded from or restricted in any manner from participation in, any government program, and to its knowledge, does not employ or use the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted.

(c)           Neither the Company nor any of its Subsidiaries is subject to any pending or, to the knowledge of the Company, threatened, investigation by: (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991); (B) HHS Officer of Inspector General or DOJ pursuant to the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. Section 3729 et seq.); or (C) any equivalent statute of any state or foreign jurisdiction. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, (1) any officer or employee of the Company or any of its Subsidiaries, (2) any authorized agent of the Company or any of its Subsidiaries or (3) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or any of its Subsidiaries has, in the case of each of (1) through (3) on account of actions taken for or on behalf of the Company or any of its Subsidiaries, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Applicable Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Applicable Law.

(d)           Neither the Company nor any of its Subsidiaries or its Affiliates, nor, to the knowledge of the Company, any of its third party suppliers (with respect to a facility producing materials for the Company or its Subsidiaries) has any open or unresolved issues with respect to any FDA Form 483 notice or similar notice received with respect to any production plants.

(e)           The Company has no knowledge of any facts which could reasonably be expected to cause (i) the withdrawal or recall of any Company Product or Service sold or intended to be sold by the Company, (ii) a change in the marketing classification, labeling or promotional materials of any such product, (iii) a termination or suspension of marketing of any such product, (iv) any adverse events or safety concerns not already disclosed that could have an impact on the ability to market any such product, or (v) a regulatory filing.  There are no claims pending nor, to the knowledge of the Company, threatened against the Company with respect to the quality of or absence of defects in any Company Product or Service, nor to the knowledge of the Company are there any facts relating to the quality of or absence of defects in such product which, if known by a potential claimant or any of the Regulatory Agencies or Governmental Authority, could reasonably be expected to give rise to a claim or proceeding.

3.24         Fairness Opinion.  The Special Committee has received an opinion from Houlihan Lokey Howard & Zukin, dated as of the Agreement Date, to the effect that, as of the Agreement Date and based on and subject to the matters set forth in the opinion, the Cash Amount Per Share is fair, from a financial point of view, to the holders of Company Common Stock other than the Principal Stockholder (the “Fairness Opinion”).

3.25         Divestiture Valuation.  The Special Committee has received the Divestiture Valuation, a copy of which has been provided to the Acquiror and such Divestiture Valuation has not been amended, supplemented, qualified or modified in any manner.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company as follows:

4.1           Organization and Good Standing.  Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.  Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.  Acquiror has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date.  Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

4.2           Power, Authorization and Validity.

(a)         Power and Authority.  Acquiror has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  The execution, delivery and performance by Acquiror of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror.  Merger Sub has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b)         No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement or to consummate the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws, (iii) the filing of a Notification of a Concentration pursuant to Sec 39 Para 1 of the German Act Against Restraints of Competition in connection with the Merger, (iv) the filing with the SEC of such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such other filings and notifications as may be required to be made by

Acquiror or Merger Sub under federal, state or foreign securities laws or the rules and regulations of NASDAQ, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, materially affect Acquiror or its ability or that of the Merger Sub to consummate the Merger.

(c)         Enforceability.  This Agreement has been duly executed and delivered by Acquiror and Merger Sub.  Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding at law or in equity).  Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding at law or in equity).

4.3           No Conflict.  Neither the execution and delivery of this Agreement by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby, conflicts with, or (with or without notice or lapse of time, or both) result in a termination, breach, or violation of, or constitute a default under:  (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any material Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.4           Financing.  Acquiror has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Securityholders under Article 2.

4.5           Stock Ownership.  As of the Agreement Date, neither Acquiror nor Merger Sub beneficially own any shares of Company Capital Stock.  Neither Acquiror nor Merger Sub, nor any of their “affiliates” or “associates”, has been an “interested stockholder” of the Company at any time within three years of the Agreement Date, as those terms are used in Section 203 of the Delaware Law.

4.6           No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.7           Proxy Statement.  The information supplied by Acquiror for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein or incorporated by reference therein not misleading.  The information supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Stockholders, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.

4.8           Litigation.  There is no action, suit, arbitration, mediation, proceeding or, to Acquiror’s knowledge, investigation pending against Acquiror or Merger Sub or any of their respective assets or properties before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of Acquiror, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened that, individually or in the aggregate, would be reasonably be expected to impair Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement. There is no judgment, decree, injunction or order of any Governmental Authority, arbitrator or mediator outstanding against Acquiror or Merger Sub that, individually or in the aggregate, would be reasonably be expected to impair Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

4.9           Advisor Fees.  Neither Acquiror, Merger Sub nor any Affiliate of Acquiror or Merger Sub is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

ARTICLE 5
COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Acquiror as follows:

5.1           Preparation of SEC Documents; Company Stockholders’ Meeting.

(a)         Proxy Statement.  As soon as reasonably practicable following the Agreement Date, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form.  At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the Proxy Statement in definitive form with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will as promptly as practicable advise Acquiror, of the time when the Proxy Statement (in both preliminary and definitive form) has been filed with the SEC or any supplement or amendment has been filed, the issuance of any stop order, or any oral or written request by the SEC for amendment of the Proxy Statement or the receipt of any comments of the SEC thereon and responses thereto or requests by the SEC for additional information and will as promptly as practicable provide Acquiror with copies of any written communication from the SEC or any state securities commission.  The Company will respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or any amendments or supplements thereto. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Acquiror shall as promptly as practicable provide to the Company, upon the reasonable request of the Company, any information concerning Acquiror that Acquiror reasonably determines is required to enable the Company to adequately respond to such comments or such request. If at any time prior to the Effective Time any event or information (including any Change of Recommendation) relating to the Company, or any of its Affiliates, officers or directors, should be discovered by Acquiror or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein or incorporated by reference therein not misleading, the party which discovers such information shall as promptly as practicable notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable and, to the extent required by law, disseminated to the stockholders the Company. Prior to filing the Proxy Statement in both preliminary and definitive form, any amendments or supplements thereto or any other filing with the SEC, or responding to any comments or inquiries by the SEC with respect to any filings related to the Merger, the Company will provide Acquiror with reasonable opportunity to review and comment on each such filing or response in advance and shall give due consideration to and act reasonably and in good faith with respect to the incorporation of any changes in such filings or responses reasonably proposed by Acquiror.

(b)         Company Stockholders’ Meeting.  The Company shall, as soon as reasonably practicable following the Agreement Date, take all action necessary in accordance with the Company Charter Documents, Applicable Law and the rules of NASDAQ to duly give notice of, convene and hold the Company Stockholders’ Meeting.  Subject to Section 5.2(d), the Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and will take all other action necessary or advisable to secure the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.  The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with the Company Charter Documents, Applicable Law and the rules of NASDAQ.  Without the prior written consent of Acquiror, adoption of this Agreement

(including adjournment of the Company Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement), is the only matter which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting.  Unless this Agreement is terminated in accordance with its terms, notwithstanding any Change of Recommendation by the Special Committee, the Company Board or any other Company Board committee, adoption of this Agreement shall be submitted to the Company Stockholders at the Company Stockholders’ Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(c)         Board Recommendation.  Except to the extent expressly permitted by Section 5.2(d), (i) the Special Committee shall recommend that the Company Board adopt this Agreement, (ii) each of the Special Committee and the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (iii) the Proxy Statement shall include a statement to the effect that the Special Committee has unanimously recommended, and the Company Board has recommended, that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting, and (iv) neither the Special Committee, the Company Board nor any other committee of the Company Board shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiror, the recommendation that the Company Stockholders vote in favor of the adoption of this Agreement.

5.2           No Solicitation.

(a)         Alternative Transaction.  The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement, it shall not and will cause its Subsidiaries not to, (i) permit any of its or its Subsidiaries’ officers, directors, employees, affiliates, attorneys, financial advisors or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, solicit, initiate, seek,  endorse, recommend, facilitate, support or knowingly encourage any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations, or enter into any agreement with, any party or group regarding any Alternative Transaction (except to disclose the existence of the provisions of this Section 5.2), (ii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted by Section 5.2(d)), or (iii) enter into any letter of intent or similar document or any Contract relating to any Alternative Transaction Proposal.  The Company will, and will cause its Subsidiaries and Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Acquiror’s request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, its Subsidiaries or Representatives have engaged in any such activities within the 12-month period preceding the Agreement Date.  The Company will, and will cause its Subsidiaries and Representatives to, use commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) which the Company of any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal.  Any breach of the foregoing provisions of this subsection by any of the Company’s Subsidiaries or Representatives shall be deemed to be a breach by the Company.

(b)         Notification. As promptly as practicable (and in any event within 24 hours) after receipt by the Company, any of its Subsidiaries or Representatives or the Principal Stockholder of any Alternative Transaction Proposal or any request or any indication of interest or inquiry that constitutes, or could reasonably be expected to lead to, any Alternative Transaction Proposal, the Company shall provide Acquiror with written notice of the material terms and conditions of such Alternative Transaction Proposal, request, indication of interest or inquiry, and the identity of the Person or Group making any such Alternative Transaction Proposal, request, indication of interest or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request, indication of interest or inquiry.  In addition, the Company shall as promptly as practicable keep Acquiror reasonably informed, on a reasonably current basis, of the status and material terms of any such Alternative Transaction Proposal, request, indication of interest or inquiry (including any substantive modifications or proposed substantive modifications thereto), and, without limitation of the other provisions of this Section 5.2, shall promptly provide to Acquiror a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, indication of interest or inquiry.  The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of the Special Committee, of the Company Board or of any other committee of the Company Board at which it is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.

(c)         Superior Proposal.  Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that prior to the time that Company Stockholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be, or which the Special Committee and the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is reasonably likely to become, a Superior Proposal, the Company, the Special Committee or the Company Board may then take the following actions, but only if (i) (A) each of the Special Committee and the Company Board determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to the Company Stockholders under Applicable Law, and (B) the Company has given Acquiror prior written notice of its intention to take any of the following actions and of the identity of the Person or Group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal, and (ii) it shall not have breached any of the provisions of this Section 5.2:

(i)            Furnish nonpublic information to the Person or Group making such Alternative Transaction Proposal, provided that (A) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement and shall require such Person to agree to customary employee non-solicitation provisions covering at least 12 months from execution of such confidentiality agreement and (B) contemporaneously with furnishing any such nonpublic information to such

Person or Group, it furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished to Acquiror); and

(ii)           Engage in discussions or negotiations with such Person or Group with respect to such Alternative Transaction Proposal.

(d)         Changes of Recommendation Solely in response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which each of the Special Committee and the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is a Superior Proposal, the Company Board may make a Change of Recommendation or recommend such Superior Proposal, if all of the following conditions in clauses (i) through (vi) are met:

(i)            the Superior Proposal has been made and has not been withdrawn and continues to constitute a Superior Proposal;

(ii)           the Company Stockholder Approval has not yet been obtained;

(iii)          the Company has (A) provided to Acquiror three Business Days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or Group of Persons making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Acquiror all materials and information delivered or made available to the Person or Group making the Superior Proposal in connection with such Superior Proposal, and (C) during the aforementioned three Business Day period, if requested by Acquiror, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal;

(iv)          Acquiror shall not have, within the aforementioned three Business Day period, made an offer that the Special Committee has in good faith determined (after consultation with its outside legal counsel and its financial advisor) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal;

(v)           the Special Committee has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and the results of any negotiations with Acquiror as contemplated by subsection (iii) above and any offer from Acquiror contemplated by subsection (iv) above, the Special Committee is required to effect a Change of Recommendation to comply with its fiduciary duties to the Company Stockholders under Applicable Law; and

(vi)          the Company shall have complied with the provisions set forth in this Section 5.2.

(e)           Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company, the Special Committee or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a), or Item 1012(a) of

Regulation M-A, promulgated under the Exchange Act; provided that the Company shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(d).  Notwithstanding the foregoing, it is understood and agreed that, for purposes of this Agreement (including Article 9), a factually accurate public statement by the Company that solely describes the receipt of an Alternative Transaction Proposal and the operation of this Agreement with respect thereto shall not be deemed to constitute a Change of Recommendation, or an approval or recommendation or neutral position with respect to such Alternative Transaction Proposal.

(f)            Acquiror and the Company acknowledge that pursuant to the terms of the Voting Agreement, upon a Change of Recommendation effected in accordance with this Section 5.2, the Voting Agreement shall terminate.

5.3           Maintenance of Business.

(a)         The Company shall, and shall cause each of its Subsidiaries to, carry on and use its and their reasonable best efforts to preserve substantially intact the Company Business and its relationships with customers, suppliers, manufacturers, employees and others who are parties to any Material Contract, in each case in the ordinary course in substantially the same manner as it has prior to the Agreement Date consistent with its past practices.  If the Company becomes aware of a material deterioration in the relationship with any key customer, key supplier, key manufacturer or key employee, it shall promptly bring such information to Acquiror’s attention in writing and, if requested by Acquiror, shall exert reasonable commercial efforts to promptly restore the relationship.

(b)         The Company shall exercise its commercially reasonable efforts to, and shall cause each of its Subsidiaries to exercise their commercially reasonable efforts to, (i) pay all of its Debts and Taxes when due, subject to good faith disputes over such Debts or Taxes, (ii) pay or perform its other Liabilities when due, subject to good faith disputes over such Liabilities and (iii) keep available the services of its present executive officers and key employees.

(c)         The Company shall, and shall cause each of its Subsidiaries to, use its diligent efforts to assure that each of its material Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger or the Divestiture.

5.4           Conduct of Business.  The Company shall, and shall cause each of its Subsidiaries to, continue to conduct the Company Business in the ordinary and usual course consistent with its past practices in all material respects, and except (i) as otherwise expressly permitted pursuant to the terms of this Agreement, (ii) as required by Applicable Law or (iii) as set forth in Schedule 5.4 to the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without Acquiror’s prior written consent:

(a)         incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person, other than (i) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-Tax basis) or (ii) indebtedness and guarantees among the Company and its Subsidiaries;

(b)         (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c)         other than the entry into contracts providing for commercial sales of the Company’s products and services in the ordinary course of business and consistent with past practice, enter into any Company Material Contract, violate, terminate (other than in accordance with its terms), or materially amend or otherwise materially modify or waive any of the terms of any Company Material Contract, or enter into any material transaction outside the ordinary course of business consistent with past practice;

(d)         place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or properties;

(e)         sell, lease, license, transfer or dispose of any assets material to the Company Business except for (i) sales of products and services in the ordinary course of business consistent with its past practices, (ii) pursuant to any Contracts that are in force as of the Agreement Date that are disclosed in Schedule 5.4 of the Company Disclosure Letter, copies of which have been delivered to Acquiror, or (iii) transfers of assets among the Company and its Subsidiaries;

(f)          (i) pay any bonus, increased salary, severance, retention or special remuneration or perquisite to any officer, director, employee or consultant (except in the ordinary course of business consistent with its past practices pursuant to any Company Employee Plan or International Employee Plan in effect as of the Agreement Date which have been listed in Schedule 3.16 of the Company Disclosure Letter and copies of which have been delivered to Acquiror), (ii) amend or enter into any employment Contract with any such person (except agreements regarding at-will employment arrangements entered into in the ordinary course of business, pursuant to a standard offer letter with no severance provisions, to fill open positions listed on Schedule 5.4(f) of the Company Disclosure Letter), (iii) amend or enter into any consulting Contract with any such person (except consulting Contracts entered into in the ordinary course of business consistent with past practice that are terminable with no more than 60 days prior notice without penalty to the Company or any of its Affiliates), (iv) adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any Company Employee Plans (except in each case as required under ERISA, or the Code, or Applicable Law), or (v) materially amend any nonqualified deferred compensation plan within the meaning of Section 409A of the Code and applicable guidance thereunder or Company Options except that the Company and the Company’s Subsidiaries may make such amendments to the extent necessary to meet the requirements of Section 409A of the Code and applicable guidance thereunder (or to meet the requirements of an exemption from Section 409A of the Code), in each case as previously disclosed to and reasonably acceptable to Acquiror;

(g)         change any of its accounting methods, policies or procedures, unless required by GAAP, Applicable Laws or SEC guidelines as concurred with by its independent accountants and following notice to and consultation with Acquiror;

(h)         declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock (other than dividends by wholly-owned Subsidiaries of the Company payable solely to the Company), or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i)          terminate, waive or release any material right or claim other than pursuant to any settlement of any litigation, action, suit, proceeding, claim or arbitration entered into in compliance with subclause (r) below;

(j)          issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options outstanding on the Agreement Date or the issuance of shares of capital stock by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company or the grant of Company Options under the Company ESPP (and the issuance of shares of Company Common Stock pursuant to the exercise of such Company Options);

(k)         subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary of the Company after the consummation of such transaction;

(l)          acquire or agree to acquire by merging, consolidating, reorganizing, or entering into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), or acquire a material portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m)        amend its Certificate of Incorporation or Bylaws or other comparable charter documents;

(n)         license any of its Intellectual Property (except for licenses under its standard customer agreement, in the forms delivered to Acquiror, made in the ordinary course of business consistent with its past practices) or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public at a per copy license fee of less than $5,000 per copy) or transfer or provide a copy of any Intellectual Property of the Company to any Person other than (i) to employees or consultants of the Company or any of its Subsidiaries who have a reasonable need to access such Intellectual Property in the course of performance of their duties for the Company or any such Subsidiary or (ii) pursuant to pre-existing obligations arising from existing customer agreements;

(o)         materially change any insurance coverage;

(p)         (i) agree to any audit assessment by any Tax Authority, (ii) file any income Tax Return, any other material Tax Return or any amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Acquiror for its review and adoption at a reasonable time prior to filing, (iii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any material claim or material assessment in respect of Taxes, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or material assessment in respect of Taxes;

(q)         modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions, except, in each case, as required by Applicable Law;

(r)          (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills), (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration related to Company IP Rights or the Intellectual Property of any other Person except as described in Schedule 5.4 to the Company Disclosure Letter, or (iii) settle or agree to settle any other litigation, action, suit, proceeding, claim or arbitration (except in each case where the amount in controversy does not exceed $200,000 and does not involve injunctive or other equitable relief);

(s)         (i) pay, discharge or satisfy, in an amount in excess of $200,000 in any one case or $400,000 in the aggregate, any Liability other than the payment, discharge or satisfaction of (1) any Liability arising in the ordinary course of business, (2) Liabilities reflected or reserved against in the Company Balance Sheet, (3) Transaction Expenses, and (4) any Liability arising out of any settlement, litigation, action, suit, proceeding, claim or arbitration expressly permitted by Section 5.4(r) above, or (ii) make any capital expenditures, capital additions or capital improvements in any fiscal quarter that are more than 10% greater than those scheduled to be made for such fiscal quarter under the Company’s capital expenditures budget previously provided or made available to Acquiror and attached to Schedule 5.4 of the Company Disclosure Letter;

(t)          materially change the manner in which it extends warranties, discounts or credits to customers with respect to material Contracts;

(u)         engage in the conduct of any new line of business;

(v)         create any new Subsidiaries; or

(w)        (i) agree to do any of the things described in the preceding clauses (a)-(v), (ii) take or agree to take any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 8.3(a) would not be satisfied, or (iii) take or agree to take any action which could reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company such that the condition set forth in Section 8.3(b) would not be satisfied.

For purposes of this Section 5.4, “Company Material Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.12 or Section 3.14 had such Contract been in effect on the Agreement Date.

5.5           Advice of Changes.

(a)         Closing Conditions.  The Company shall advise Acquiror in writing as promptly as practicable of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate in any material respect, (ii) any breach in any material respect of any covenant or obligation of the Company pursuant to this Agreement, (iii) any Material Adverse Change in the Company, or (iv) any Effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Article 8 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not be deemed to (i) modify any representation or warranty contained herein, (ii) supplement or modify the Company Disclosure Letter or (iii) limit or otherwise affect the remedies available hereunder to Acquiror or the conditions to Acquiror’s obligation to consummate the Merger.

(b)         Litigation.  The Company shall notify Acquiror in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or stockholders in their capacity as such.

5.6           Reasonable Efforts.

(a)         Governmental and Third Party Approvals.  Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger, the Divestiture and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Divestiture.  Subject to Applicable Law relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent reasonably practicable the Company will consult Acquiror on, all the information relating to the Company and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger, the Divestiture and/or the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the Divestiture as promptly as practicable, and in any event within ten business days of the date hereof, and to supply to any Governmental Authority as promptly as practicable any additional information and documentary material required under Applicable Law to obtain any necessary approvals of such Governmental Authority in connection with the Merger, the Divestiture and/or the other transactions contemplated by this Agreement (including substantially complying with any Request for Additional Information issued pursuant to applicable antitrust laws) and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.6(a) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)         Notification.  The Company shall keep Acquiror reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational).  In furtherance and not in limitation of the foregoing, the Company shall use its commercially reasonable efforts to (i) promptly notify Acquiror of, and if in writing, furnish Acquiror with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement, (ii) permit Acquiror to review and discuss in advance, and consider in good faith the views of Acquiror in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement unless it consults with Acquiror in advance and to the extent permitted by such Governmental Authority gives Acquiror the opportunity to attend and participate thereat, (iv) furnish Acquiror with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement, the Merger and/or the Divestiture, and (v) furnish Acquiror with such necessary information and reasonable assistance as Acquiror may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.  The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Acquiror under this Section 5.6 as “outside counsel only.”  Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel.

(c)         State Takeover Statutes.  In connection with and without limiting the foregoing, the Company shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.  Prior to the Effective Time, the Company shall not take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Special Committee has determined in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to the Company, it is required to take such action to comply with its fiduciary duties to the Company Stockholders under Applicable Law.

5.7           Access to Information.  Subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access at all reasonable times during normal business hours upon reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request; provided, however, that the Company shall not be obligated to provide such information if the Company determines, in its reasonable judgment, that doing so would jeopardize the protection of an attorney-client privilege.  No review pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.8           Confidentiality.  The Company will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

5.9           Public Announcements.  The Company will consult with Acquiror before issuing, and will provide Acquiror the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by the Company with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as the Company may determine in good faith is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ.  In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 5.9, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Acquiror or its business, financial condition or results of operations without the consent of Acquiror, which consent shall not be unreasonably withheld or delayed.  The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

5.10         Employee Benefits.

(a)         Termination of Benefit Plans.

(i)  The Company agrees to take all such actions as are necessary or appropriate to terminate each Company Employee Plan that is subject to Section 401(k) of the Code effective as of the day immediately preceding the Effective Time.  Acquiror shall receive from the Company, not later than five Business Days prior to the Closing, evidence that such Company Employee Plans will be terminated pursuant to resolutions of the Company Board, or resolutions of the Board of Directors of the relevant Subsidiary of the Company that maintains any such Company Employee Plan, and such other instruments (the form and substance of such resolutions and instruments shall be subject to review and approval of Acquiror), effective as of the day immediately preceding the Effective Time.  In the event that distribution or rollover of assets from the trust or custodial account of a 401(k) plan which is terminated is reasonably anticipated to result in liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror as soon as possible following the date of this Agreement.

(ii)           The Company agrees to take all such actions as are necessary or appropriate to terminate each Company Employee Plan that is a “welfare plan” (as defined in Section 3(2) of ERISA) and provides medical, health, life insurance and disability plans effective as of the Effective Time (or such later time as is designated by the Acquiror in a written notice to the Company prior to the Effective Time) to the extent permitted by Applicable Law.

(iii)          The Company agrees to terminate any and all group severance, separation or salary continuation plans, programs, or arrangements that are covered under ERISA, as of the day immediately preceding the Closing Date.

(iv)          The Company shall provide all notices required for protected benefits under a Company Employee Plan terminated pursuant to subclause (i) of this Section 5.10(a) under the Code, including, but not limited to notices pursuant to Section 411(d)(6) of the Code, which notices shall be subject to reasonable review and approval of Acquiror.

(b)         Company ESPP.  The Company shall terminate the Company ESPP immediately prior to the Effective Time.  To the extent any offering period under the Company ESPP is in progress prior to such termination, the Company shall ensure that such offering period ends upon such termination, and any outstanding Company Options under the Company ESPP are exercised, on or prior to such termination in accordance with the terms of the Company ESPP.

(c)         Termination of Employees.  To the extent permitted by Applicable Law, and subject to the terms and conditions of any applicable Employment Agreement, the Company agrees to take all such actions as are necessary to terminate the employment of each employee of the Company or any Subsidiary of the Company who has not been offered employment by Acquiror or who does not accept Acquiror’s offer of employment prior to the Effective Time, effective as of the Effective Time.  The Company shall provide each of the employees of the Company or a Subsidiary of the Company whose employment is terminated as of the Effective Time with severance payments and benefits that are at least as favorable as it has provided to similarly situated terminated employees in the past.  The Company shall honor and perform all of its obligations under the employment, severance, retention, sales or other bonus agreements, service contracts, and stay-put agreements and other similar arrangements and all change of control and acceleration provisions in all Company Employee Plans as listed in Schedule 5.10(c) in favor of employees of the Company as of the Closing Date in accordance with the terms thereof at the Company’s expense.

(d)         The Company will consult with Acquiror (and consider in good faith the advice of Acquiror) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 5.10 and any other matters relative to the entry into the Agreement or the effects of the Merger.

(e)         Without limiting the generality of Section 10.5, nothing herein expressed or implied shall confer upon an current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights of any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

5.11         Resignations.  To the extent requested by Acquiror in writing prior to the Closing, on the Closing Date, the Company shall cause to be delivered to Acquiror duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Acquiror.

5.12         Stockholder Litigation.  The Company shall give Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Acquiror’s prior written consent, which consent shall not be unreasonably withheld.

5.13         Third Party Consents.  As soon as reasonably practicable following the Agreement Date, the Company will use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties set forth on Schedule 5.13 of the Company Disclosure Letter.  In connection with seeking such consents, waivers and approvals, the Company shall keep Acquiror reasonably informed of all material developments and, shall at Acquiror’s request, include Acquiror in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Acquiror.  For the avoidance of doubt, the failure of the Company to obtain any such consent, approval or waiver following the Company’s commercially reasonable efforts to obtain same shall not affect the Acquiror’s obligation to consummate the Merger.  In the event the Merger does not close for any reason, Acquiror shall not have any liability to the Company or its stockholders for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

5.14         Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15         Lease Estoppels.  Prior to the Closing and effective as of the Closing, the Company shall use commercially reasonable efforts to obtain a written estoppel certificate signed by the landlord of each lease for the Leased Real Property confirming, among other items that may be reasonably requested by Acquiror, that the lease is in full force and effect and that there are no breaches or defaults presently existing under the lease, in a form reasonably satisfactory to Acquiror.  For the avoidance of doubt, the failure of the Company to obtain any such written estoppel certificate following the Company’s commercially reasonable efforts to obtain same shall not affect the Acquiror’s obligation to consummate the Merger.

5.16         Transferred Business Tax Basis.  Prior to the Closing, the Company shall prepare and deliver to Acquiror a certificate from the Company reflecting the cumulative tax basis of the assets to be transferred by the Company to Catalyst pursuant to the Divestiture.

ARTICLE 6
ACQUIROR COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Acquiror covenants and agrees with the Company as follows:

6.1           Advice of Changes.  Acquiror shall advise the Company as promptly as practicable in writing of (a) any event, development or circumstances which has resulted in, or would reasonably be expected to result in, Acquiror’s or Merger Sub’s inability to consummate the Merger or to perform their respective obligations under this Agreement, and (b) any event, development or circumstances that would reasonably be expected to cause any of the conditions in Article 8 not to be satisfied.

6.2           Reasonable Efforts.

(a)         Governmental and Third Party Approvals.  Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger, the Divestiture and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Divestiture.  Subject to Applicable Law relating to the exchange of information, the Company shall have the right to review in advance, and to the extent reasonably practicable Acquiror will consult the Company on, all the information relating to Acquiror and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger, the Divestiture and the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, Acquiror agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the Divestiture as promptly as practicable, and in any event within ten business days of the date hereof, and to supply to any Governmental Authority as promptly as practicable any additional information and documentary material required under Applicable Law to obtain any necessary approvals of such Governmental Authority in connection with the Merger, the Divestiture and/or the other transactions contemplated by this Agreement (including substantially complying with any Request for Additional Information issued pursuant to applicable antitrust laws) and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.6(a) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)         Notification.  Acquiror shall keep the Company reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational).  In furtherance and not in limitation of the foregoing, Acquiror shall use its commercially reasonable efforts to (i) promptly notify the Company of, and if in writing, furnish the Company with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the Company to review and discuss in advance, and consider in good faith the views of Company in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the Company in advance, (iv) furnish the Company with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and the Merger, and (v) furnish the Company with such necessary information and reasonable assistance as the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.  Acquiror may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the Company under this Section 6.2 as “outside counsel only.”  Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from Acquiror or its legal counsel.

(c)         State Takeover Statutes.  In connection with and without limiting the foregoing, Acquiror shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Divestiture or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, the Divestiture and the other transactions contemplated by this Agreement.

(d)         Antitrust Restraints.  Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that: (i) Acquiror shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquiror shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its affiliates or the Company or the Company Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Acquiror or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquiror or any of its affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

6.3           Confidentiality.  Acquiror and Merger Sub will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

6.4           Employee Benefits.

(a)         “At-will” Employment.  Acquiror shall make offers of “at-will” employment (or local, legally required employment agreements), on either a transitional or permanent basis as determined by the Acquiror, to substantially all of those persons who are employees of the Company and its Subsidiaries immediately prior to the Closing Date.  The specific persons offered employment shall be determined by the Acquiror in its sole discretion. Such offers of employment shall be effective as of the Effective Time, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States.  Such “at-will” employment arrangements, if accepted by the employee, will supersede any prior Employment Agreements and other similar contractual arrangements with such employee in effect prior to the Effective Time except, in the case of Company Employees located outside the United States, to the extent that Applicable Law precludes the application of an “at-will” employment arrangement.  Each employee offered employment by the Acquiror shall have not less than seven days to consider his or her offer of employment.  Each employee offered employment by Acquiror that becomes an employee of the Acquiror upon the Effective Time (or remains an employee of the Surviving Corporation or any Subsidiary of the Surviving Corporation) (each, a “Continuing Employee”) shall receive service credit for his or her prior service with the Company and the Company’s Subsidiaries under the Acquiror’s flexible time off policy (the “FTO Plan”), subject to the limitations on accrual generally applicable to Acquiror’s employees under its FTO Plan.  Except as expressly set forth herein, Continuing Employees shall be deemed new employees of the Acquiror for purposes of benefits, accrual, eligibility or vesting under the Acquiror’s benefit plans.  From and after the Effective Time, Acquiror shall take all actions as are necessary to allow Continuing Employees to participate in the benefit programs of Acquiror to the same extent as similarly situated employees of Acquiror as soon as practicable after the Effective Time.  Each of the Continuing Employees shall enter into the Acquiror’s standard agreement regarding confidential and proprietary information and Acquiror’s standard form of offer letter subject to the Closing.

6.5           Indemnification of Company Directors and Officers.

(a)         From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to each individual who as of immediately prior to the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (the “Company Indemnified Persons”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time.  Without limiting the foregoing, Acquiror, from and after the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Company Indemnified Persons with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnified Persons unless such modification is required by Applicable Law.  In addition, from and after the Effective Time, Acquiror shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.5 (including in connection with enforcing the indemnity and other obligations provided for in this Section 6.5) as incurred to the fullest extent permitted under Applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law and/or a Governmental Authority.

(b)         For the six-year period commencing immediately after the Effective Time, Acquiror shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable, when taken as a whole, than those of such policy in effect on the date of this Agreement (or Acquiror may substitute therefor policies of insurance, including a “tail” policy under the Company’s existing directors’ and officers’ insurance policy, providing at least the same coverage with respect to acts and omissions occurring at or prior to the Effective Time); provided however that in no event shall Acquiror or the Surviving Corporation be required to expend an annual premium for any such coverage in excess of 300% of the annual premium currently paid by the Company under its directors’ and officer’s liability insurance policy in effect as of the date hereof, and if the cost for any such coverage is in excess of such amount, Acquiror or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount.

(c)         The provisions of this Section 6.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Person, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, agreement or otherwise.  The obligations of Acquiror and the Surviving Corporation under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Person to whom this Section 6.5 applies unless (x) such termination or modification is required by Applicable Law or (y) the affected Company Indemnified Person shall have consented in writing to such termination or modification (it being expressly agreed that the Company Indemnified Persons to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).

(d)         In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.5.

ARTICLE 7
CLOSING MATTERS

7.1           The Closing.  Subject to termination of this Agreement as provided in Article 9, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date.  Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

7.2           Exchange of Certificates.

(a)         Exchange Fund.  As soon as reasonably practicable after the Effective Time, Acquiror shall make available to U.S. Bank, National Association (the “Exchange Agent”) for exchange in accordance with this Article 2, the cash payable pursuant to Section 2.1(b), in exchange for outstanding Company Common Stock (the “Exchange Fund”).

(b)         Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive cash pursuant to Section 2.1(b), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash.  Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor a check in the amount of U.S. dollars that such holders have the right to receive pursuant to Section 2.1(b), and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof a check in the amount of U.S. dollars that the holders thereof have the right to receive pursuant to Section 2.1(b).  No interest will be paid or accrued on any cash payable to holders of Certificates.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check in the amount of U.S. dollars that the holder thereof has the right to receive pursuant to Section 2.1(b) may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(c)         Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, a check in the amount of U.S. dollars into which the Company Common Stock represented by such Certificates were converted pursuant to Section 2.1(b); provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(d)         Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Acquiror, upon demand, and any such holders of Company Common Stock who have not theretofore complied with the provisions of this Section 7.2 shall thereafter look only to Acquiror for the cash to which they are entitled pursuant to Section 2.1(b) as general creditors thereof with respect to the payment of any Merger consideration set forth in Article 2 hereof that may be payable upon surrender of any Certificates held by such holders as determined pursuant to this Agreement without any interest thereon.

(e)         No Further Ownership Rights in Company Securities.  All cash paid in accordance with the terms hereof with respect to Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock that were outstanding immediately prior to the Effective Time.  If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 7.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by Applicable Law. Subject to Section 7.2(d), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 7.2.

(f)          No Liability.  Notwithstanding anything to the contrary in this Section 7.2, neither the Exchange Agent, Acquiror, the Company, the Surviving Corporation nor any party hereto shall be liable to a holder of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)         Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained, as required by Delaware Law, the Company’s Certificate of

Incorporation and Bylaws and the rules of NASDAQ, each as in effect on the date of such approval.

(b)         Antitrust Compliance.  (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice, and (ii) all other approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the Merger shall have been obtained, in each case without any condition or requirement requiring or calling for any Antitrust Restraint.

(c)         Other Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

(d)         No Injunctions or Restraints.  No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Merger.

8.2           Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Company:

(a)         Accuracy of Representations and Warranties.

(i)            The representations and warranties of Acquiror set forth herein (other than in Sections 4.2(a) and (c)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror’s ability to consummate the Merger or to perform its obligations under this Agreement.  At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(ii)           The representations and warranties of Acquiror set forth in Sections 4.2(a) and (c) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).  At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(b)         Covenants.  Acquiror shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing).  At the Closing, the Company shall have received a certificate to such effect signed on behalf of Acquiror by a duly authorized officer of Acquiror.

(c)         Divestiture.  The Asset Purchase Agreement and the License Agreements shall be in full force and effect; no breach of such agreements shall have occurred and be continuing. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Divestiture.   No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Divestiture.  Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company shall not be entitled to terminate this Agreement as a result of the failure of the condition set forth in this Section 8.2(c) to be satisfied if such failure has been caused by, results from, or arises out of any actions or omissions of the Company or its Affiliates or the breach by the Company or Catalyst of any provision of the Asset Purchase Agreement and License Agreements.

8.3           Additional Conditions to Obligations of Acquiror and Merger Sub.  The respective obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by Acquiror and Merger Sub:

(a)         Accuracy of Representations and Warranties.

(i)            The representations and warranties of the Company set forth herein (other than in Sections 3.3(a), (c) and (d) and Section 3.4(a)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(ii)           The representations and warranties of the Company set forth in Sections 3.3(a), (c) and (d) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).  The representations and warranties of the Company set forth in Section 3.4(a) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding Company Capital Stock and Company Options) from the Company’s fully diluted capitalization as set forth in Sections 3.4(a) by an amount that does not exceed one percent of such fully diluted capitalization.  At the Closing, Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b)         Covenants.  The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).  At the Closing Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Company’s Chief Executive Officer.

(c)         No Material Adverse Change.  There shall not have been any Material Adverse Change in the Company which is continuing, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement.  At the Closing Acquiror shall have received a certificate to such effect signed on behalf of the Company by the Company’s Chief Executive Officer.

(d)         No Litigation.  (A) No suit, action, proceeding, application or counterclaim shall be pending or brought by any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the Merger, the Divestiture or any other transaction contemplated by this Agreement, (ii) cause the Merger, the Divestiture or any of the other transactions contemplated by this Agreement to be rescinded, (iii)  result in any Antitrust Restraint, or (iv) have a Material Adverse Effect on the Company or Acquiror, (B) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Applicable Law have been enacted having any such effect, and (C) no Governmental Authority shall have notified the parties of any intent to challenge, or issue a Statement of Objections, with respect to the Merger, the Divestiture or any of the other transactions contemplated by this Agreement.

(e)         Divestiture.  The Asset Purchase Agreement and the License Agreements shall be in full force and effect; no breach of such agreements shall have occurred and be continuing. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Divestiture.   No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Divestiture.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 9.1(a), Section 9.1(b)(i), Section 9.1 (b)(ii), Section 9.1(c) and Section 9.1(e), may be taken or authorized before or after the Company Stockholder Approval, (B) in the case of Section 9.1(d) and Section 9.1(f), may be taken or authorized only before the Company Stockholder Approval, and (C) in the case of Section 9.1(b)(iii), may be taken or authorized only after the Company Stockholders’ Meeting where a vote was taken:

(a)         by mutual written consent of the Company and Acquiror;

(b)         by written notice of either the Company or Acquiror:

(i)            if the Merger shall not have been consummated by August 31, 2007; provided, however, that if the Closing shall not have occurred by August 31, 2007, but on such date, all of the conditions to Closing set forth in Article 8 (other than conditions that by their nature are only to be satisfied as of the Closing) other than the condition set forth in Section 8.1(b) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 9.1(b) until October 31, 2007; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(ii)           if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, such action; or

(iii)          if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the failure of the Company to comply with any provision of this Agreement or a breach of the Voting Agreement by any party thereto other than Acquiror;

(c)         by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within ten Business Days after written notice thereof shall have been received by Acquiror;

(d)         by the Company, following the Company’s compliance with the provisions of Section 5.1 and Section 5.2, if (i) the Special Committee and the Company Board shall have effected a Change of Recommendation with respect to a Superior Proposal in compliance with the requirements of Section 5.2(d), and (ii) the Company shall have paid to Acquiror the Termination Fee as provided in Section 9.3;

(e)         by Acquiror (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within ten Business Days after written notice thereof shall have been received by the Company; or

(f)          by Acquiror, at any time prior to Company Stockholder Approval, if the Company, the Special Committee, the Company Board or any other committee thereof, for any reason, shall have (i) failed to call or hold the Company Stockholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Proxy Statement distributed to the Company Stockholders the unanimous recommendation of the Special Committee and the recommendation of the Company Board that such stockholders adopt this Agreement, (iii) effected a Change of Recommendation, (iv) approved or recommended any Alternative Transaction, (v) the Company shall have entered into any letter of intent or other Contract accepting any Alternative Transaction Proposal, (vi) failed to reconfirm the unanimous recommendation of the Special Committee or the recommendation of the Company Board that Company Stockholders adopt this Agreement within ten Business Days of receipt of a written request from Acquiror to do so, or (vii) failed, within ten Business Days after any tender or exchange offer relating to Company Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Special Committee and the Company Board recommends rejection of such tender offer or exchange offer.

9.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1 hereof and, to the extent applicable, any payment of the Termination Fee pursuant to Section 9.3(a), this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Sections 5.8 and 6.3 (Confidentiality), this Section 9.2 (Effect of Termination), Section 9.3 (Payments by the Company), as well as Article 10 (Miscellaneous) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that, notwithstanding the foregoing, nothing herein shall relieve any party from any liability for any willful breach of any representation or warranty of such party contained herein or any breach of any covenant, obligation or agreement of such party contained herein.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3           Payments by the Company.

(a)         Termination Payments.  In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d), the Company shall pay Acquiror a fee equal to

$8,500,000 (the “Termination Fee”) either prior to or concurrently with such termination. In the event that this Agreement is terminated by Acquiror pursuant to Section 9.1(f), the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Acquiror the Termination Fee.   In the event that this Agreement is terminated pursuant to Section 9.1(b)(iii) as a result of the Company Stockholder Approval not being obtained following a Change of Recommendation by the Special Committee, the Company Board or any other committee thereof, the Company shall pay Acquiror the Termination Fee if within 12 months following termination of this Agreement any Alternative Transaction with respect to the Company is consummated or the Company enters into a Contract providing for any Alternative Transaction, in which case such fee payment is to be made concurrently with the earlier of the consummation of such Alternative Transaction or the execution of such Contract, as applicable.

(b)         Interest and Costs.  The payment of the Termination Fee pursuant to Section 9.3(a), if any, shall be made by wire transfer of immediately available funds to an account designated by Acquiror.  The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, Acquiror makes a claim that results in a final, non-appealable judgment against the Company by a court of competent jurisdiction, the Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made.  Payment of the fees described in this Section 9.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by Section 9.2.

9.4           Amendment.  Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after the occurrence of the Company Stockholder Approval there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

9.5           Extension; Waiver.  At any time prior to the Effective Time, a party may, subject to the proviso of Section 9.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 9.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10
MISCELLANEOUS

10.1         No Survival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time.

10.2         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

If to Acquiror or Merger Sub:

Agilent Technologies, Inc.
5301 Stevens Creek Blvd.
Santa Clara, CA 95051
Attention:  General Counsel
Facsimile No.: (408) 345-8242
Telephone No.: (408) 553-2424
with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:  Douglas N. Cogen, Esq.
                   Lynda M. Twomey, Esq.

Facsimile No.: (650) 988-8500
Telephone No.: (650) 938-5200

If to the Company:

Stratagene Corporation

11011 N. Torrey Pines Road
La Jolla, CA 92037
Attention:  Chief Financial Officer
Facsimile No.: (858) 373-5303
Telephone No.:  (858) 373-6300

with a copy to:

Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, CA 92101
Attention:  Thomas A. Edwards, Esq.
Facsimile No.:  (619) 696-7419
Telephone No.: (619) 238-2821

10.3         Governing Law; Consent to Jurisdiction.  This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.

10.4         Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.5         Third Party Beneficiary Rights.  Except as contemplated by Section 6.5(c), no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

10.6         Assignment; Binding Upon Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror.  Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

10.7         Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.8         Remedies; Specific Performance.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond or other security in connection with the remedies described herein.

10.9         Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  References to a Person are also to its permitted successors and assigns.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.10       Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

10.11       Expenses.  Whether or not the Merger is successfully consummated, each party shall bear its respective Transaction Expenses, unless otherwise expressly provided herein.

10.12       Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.13       No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 10.13.

10.14       Confidentiality.  The Company and Acquiror each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Acquiror shall not be bound by such Confidentiality Agreement after the Closing.  If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be promptly returned by the receiving party to the disclosing party or be promptly destroyed.

10.15       Waiver of Jury Trial.  EACH OF THE COMPANY, ACQUIROR AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, ACQUIROR OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Agilent Technologies, Inc.		Stratagene Corporation

By:	/s/ Nicolas H. Roelofs	By:	/s/ Joseph Sorge

Name:	Nicolas H. Roelofs	Name:	Joseph Sorge

Senior Vice President and General
Title:	Manager, LSSU	Title:	CEO

JACKSON ACQUISITION CORP.

By:	/s/ Dana Hermansen

Name:	Dana Hermansen

Title:	Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Merger

Final Version

FORM OF

CERTIFICATE OF MERGER

MERGING

JACKSON ACQUISITION CORP.
A DELAWARE CORPORATION

WITH AND INTO

STRATAGENE CORPORATION
A DELAWARE CORPORATION

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware

Stratagene Corporation, a Delaware corporation (“Company”), does hereby certify as follows with respect to the merger (the “Merger”) of Jackson Acquisition Corp., a Delaware corporation (“Sub”) with and into the Company:

FIRST:                    Each of the constituent corporations of the Merger, Company and Sub, is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND:               An Agreement and Plan of Merger dated as of April 5, 2007 (the “Merger Agreement”) among Agilent Technologies, Inc., a Delaware corporation, Sub and Company, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the Delaware General Corporation Law.

THIRD:                  The name of the surviving corporation in the Merger (the “Surviving Corporation”) is Stratagene Corporation.

FOURTH:              Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A hereto.

FIFTH:                   An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, California 92037

SIXTH:                   A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH:             The Merger shall become effective upon the filing of this Certificate of Merger.

[signature page follows]

IN WITNESS WHEREOF, Company has caused this Certificate of Merger to be executed in its corporate name as of [              ], 2007.

STRATAGENE CORPORATION

By:
Joseph A. Sorge, M.D.
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STRATAGENE CORPORATION
A DELAWARE CORPORATION

ARTICLE FIRST

The name of the corporation is Stratagene Corporation (the “Corporation”).

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The Corporation is authorized to issue one class of stock to be designated Common Stock.  The total number of shares of Common Stock authorized to be issued is one thousand (1,000) shares with a par value of $0.0001 per share.

ARTICLE FIFTH

The Corporation is to have perpetual existence.

ARTICLE SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the provisions of Article IX of the Bylaws of the Corporation.

ARTICLE SEVENTH

The number of directors which constitute the whole Board of Directors of the Corporation shall be determined in the manner specified in the Bylaws of the Corporation.

ARTICLE EIGHTH

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE NINTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE TENTH

(a)           Limitation of Director’s Liability.  To the fullest extent not prohibited by the General Corporation Law of the State of Delaware as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director.

(b)           Indemnification of Corporate Agents.  The Corporation may, to the fullest extent not prohibited by law, indemnify and advance related indemnification expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director, officer, employee benefit plan fiduciary, or employee of the Corporation or any predecessor of the Corporation or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

(c)           Repeal or Modification.  Neither any amendment or repeal of this Article Tenth, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Exhibit B

Form of Voting Agreement

[See Exhibit 10.1 filed with this Form 8-K]

B-1

Exhibit C

Form of Asset Purchase Agreement

[See Exhibit 10.2 filed with this Form 8-K]

C-1

Exhibit D

Form of License Agreement

[See Exhibit 10.3 filed with this Form 8-K]

D-1